EXHIBIT 2.1

EXECUTION VERSION

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is (i) not material and (ii) the type that Navient Corporation treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SALE AND PURCHASE AGREEMENT

BY AND BETWEEN

NAVIENT CORPORATION

and

CODING SOLUTIONS ACQUISITION, INC.

August 7, 2024

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF EQUITY INTERESTS

1.1	Sale and Purchase of Equity Interests	1
1.2	Purchase Price and Related Matters	1
1.3	The Closing	2
1.4	Post-Closing Adjustment	4
1.5	Further Assurances	10
1.6	Withholding Rights	11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER

2.1	Organization and Qualification and Corporate Power	11
2.2	Capitalization; Title to Equity Interests	13
2.3	Authority	13
2.4	Noncontravention	14
2.5	Subsidiaries	14
2.6	Financial Statements	15
2.7	Absence of Certain Changes	15
2.8	Undisclosed Liabilities	17
2.9	Tax Matters	17
2.10	Tangible Personal Property	19
2.11	Real Property	20
2.12	Intellectual Property	20
2.13	Privacy and Data Security	23
2.14	Contracts	25
2.15	Entire Business	27
2.16	Litigation	27
2.17	Labor and Employment Matters	28
2.18	Employee Benefits	29
2.19	Legal Compliance	32
2.20	Permits	33
2.21	Environmental Matters	33
2.22	Brokers’ Fees	33
2.23	Related Party Transactions	33
2.24	Absence of Certain Business Practices	34
2.25	Major Customers and Suppliers	35
2.26	Health Care Laws	35
2.27	Insurance	37
2.28	Joint Venture	37

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	Organization	37
3.2	Authorization of Transaction	38

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3.3	Noncontravention	38
3.4	Litigation	38
3.5	Investment Intent	39
3.6	Financing	39
3.7	Solvency	40
3.8	Management Agreements	40
3.9	Broker’s Fees	41
3.10	No Other Representations or Warranties	41
3.11	Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	42

ARTICLE IV PRE-CLOSING COVENANTS

4.1	Closing Efforts	42
4.2	Reserved	45
4.3	Operation of Business	45
4.4	Access	47
4.5	Elimination of Intercompany Items; Termination of Related Party Contracts 48	47
4.6	Form W-9	48
4.7	Debt Financing	48
4.8	Financing Cooperation	49
4.9	No Financing Condition	50
4.10	Exclusivity	51
4.11	Officer Resignations	51
4.12	Transfer of Equity Interests	51

ARTICLE V CONDITIONS PRECEDENT TO CLOSING

5.1	Conditions to Obligations of Buyer	51
5.2	Conditions to Obligations of Seller	52

ARTICLE VI TERMINATION

6.1	Termination of Agreement	53
6.2	Effect of Termination	55

ARTICLE VII TAX MATTERS

7.1	Preparation and Filing of Tax Returns; Transfer Taxes	55
7.2	Transfer Taxes	56
7.3	Allocation of Certain Taxes	56
7.4	Cooperation on Tax Matters; Tax Audits	57
7.5	Tax Sharing Agreements	58
7.6	Post-Closing Actions	58

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ARTICLE VIII FURTHER AGREEMENTS

8.1	Access to Information; Record Retention; Cooperation	58
8.2	Director and Officer Matters	61
8.3	Certain Employment and Employee Benefits Matters	61
8.4	Retained Marks	68
8.5	License to Common Software	69
8.6	Reserved	69
8.7	Insurance	70
8.8	Covenant Not to Solicit	71
8.9	Other Restrictive Covenants Provisions	72

ARTICLE IX MISCELLANEOUS

9.1	Press Releases and Announcements	74
9.2	No Third Party Beneficiaries	74
9.3	Affiliates	75
9.4	Entire Agreement	75
9.5	Succession and Assignment	76
9.6	Counterparts and Signature	76
9.7	Headings	76
9.8	Notices	77
9.9	Governing Law	78
9.10	Amendments and Waivers	78
9.11	Severability	78
9.12	Expenses	78
9.13	Survival; Remedies	79
9.14	Submission to Jurisdiction	80
9.15	Construction	81
9.16	Waiver of Jury Trial	82
9.17	Incorporation of Exhibits and Schedules	82
9.18	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege	82
9.19	Additional Definitions	83

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Disclosure Schedule

Other Schedules

Schedule 1.2(b)	–	Allocation of Purchase Price
Schedule 1.4(a)(ii)	–	Accounting Principles
Schedule 1.4(a)(vii)	–	PCU Awards
Schedule 1.4(a)(x)	–	Working Capital
Schedule 2.6	–	Financial Statements
Schedule 2.8(b)	–	Seller Knowledge Persons
Schedule 2.17(h)(i)	–	Company Employees
Schedule 3.4(b)	–	Buyer Knowledge Persons
Schedule 4.3	–	Operation of Business
Schedule 4.5(b)	–	Continuing Related Party Contracts
Schedule 4.12	–	Transfer of Equity Interests
Schedule 8.3(e)	–	Severance Benefits
Schedule 8.5	–	Common Software
Schedule 8.8(a)	–	Protected Seller Employees

Exhibits

Exhibit A	–	Form of Mutual Release
Exhibit B	–	Form of Transition Services Agreement

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TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(c)
Accounting Principles	1.4(a)(ii)
Accrued Taxes	1.4(a)(iii)
Action	2.16(a)
Adjusted Purchase Price	1.4(j)
Affiliate	2.1(c)(ii)
Affiliated Person	2.23
Agreement	Preliminary Statement
Allocation	1.2(b)
Alternative Debt Financing	4.7(a)
Antitrust Law	4.1(g)(i)
Antitrust Order	4.1(g)(ii)
Balance Sheet Date	2.6
Breach	2.13(e)
Business	9.19(a)
Business Day	1.3(a)
Buyer	Preliminary Statement
Buyer 401(k) Plan	8.3(j)
Buyer Cafeteria Plan	8.3(f)
Buyer Material Adverse Effect	3.3(b)
Buyer Plan	8.3(e)
Buyer Restricted Company	8.8(b)
Buyer’s knowledge	3.4(b)
Buyer Willful Breach	6.2(c)(i)
Cash	1.4(a)(iv)
Closing	1.3(a)
Closing Cash	1.4(a)(v)
Closing Date	1.3(a)
Closing Indebtedness	1.4(a)(vi)
Code	1.2(c)
Collective Bargaining Agreement	2.14(a)(xi)
Common Software	8.5(a)
Company	Introduction
Company Benefit Plan	2.18(a)
Company Consultant	2.17(h)(iii)
Company Employee	2.17(h)(i)
Confidential Information	9.19(b)
Confidentiality Agreement	4.4
Consent	4.1(a)
Contract	9.19(c)
Contracting Parties	9.4(b)

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Defined Term	Section
Copyrights	2.12(g)(i)
Covered Communication	9.18(b)
Credit Agreement	3.6(a)
Current Representation	9.18(a)
Data Partners	2.13(a)
Data Room	9.15
DDTL Conditions	3.6(b)
DDTL Loans	3.6(b)
Debt Fee Letter	3.6(a)
Debt Financing Sources	9.2
Deferred Compensation Plan	8.3(p)
Designated Contracts	2.14(b)
Designated Intellectual Property	2.12(g)(ii)
Designated IT Assets	2.12(g)(iii)
Designated Person	9.18(a)
Disclosing Party	8.1(f)
Disclosure Schedule	ARTICLE II
Dispute Notice	1.4(d)
Disputed Item	1.4(d)
Draft Allocation	1.4(b)
Employee Benefit Plan	2.18(a)
Employment Laws	2.17(c)
Enforceability Exceptions	2.3
Environmental Law	2.21(a)
ERISA	2.18(a)
ERISA Affiliate	2.18(a)
Estimated Closing Statement	1.4(b)
Estimated Purchase Price	1.4(b)
Equity Interests	Introduction
Equity Securities	9.19(d)
Excluded Participant	2.18(j)
Final Closing Statement	1.4(c)
Final Purchase Price	1.4(c)
Financial Statements	2.6
Former Company Employee	2.17(h)(ii)
Fraud	9.19(e)
GAAP	2.6
Governmental Entity	2.4(b)
Hart-Scott-Rodino Act	2.4
Health Care Laws	2.26(a)
HIPAA	2.13(f)(iii)
Inactive Employee	8.3(a)(ii)
Indebtedness	1.4(a)(vii)
Information	8.1(a)
Insurance Policies	2.27

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Defined Term	Section
Intellectual Property	2.12(g)(iv)
Internet Properties	2.12(g)(v)
IT Assets	2.12(g)(vi)
Joint Venture	1.2(c)
JV LLCA	2.5(c)
Law	9.19(f)
LCT Provisions Notice	3.6(c)
Leased Real Property	2.11(b)
Leases	2.11(b)
Licensed Personnel	2.26(f)
LTD Inactive Employee	8.3(a)(ii)
Major Customer	2.25(a)
Major Supplier	2.25(b)
Marks	2.12(g)(vii)
Material Adverse Effect	2.1(c)(i)
Material Permit	2.20
Member	Introduction
Military Inactive Employees	8.3(a)(ii)
Most Recent Balance Sheet	2.6
Neutral Accountant	1.4(e)
New Buyer Employee	8.3(b)
Non-Recourse Persons	9.4(b)
OFAC	2.24(b)
Order	9.19(g)
Ordinary Course of Business	2.7
Organizational Documents	9.19(h)
Outside Date	6.1(f)
Outstanding Equity Awards	8.3(m)
Owner	4.12
Party, Parties	Preliminary Statement
Patents	2.12(g)(viii)
Permitted Security Interest	2.2(c)(ii)
Personal Information	2.13(f)(i)
Post-Closing Representation	9.18(a)
Pre-Closing Group Tax Return	7.3(c)
Pre-Closing Period	4.1(a)
Pre-Closing Tax Period	9.19(i)
Preliminary Closing Statement	1.4(c)
Preliminary Closing Statement Cure Notice	1.4(c)
Preliminary Purchase Price	1.4(c)
Privacy Laws	2.13(f)(ii)
Privacy Requirements	2.13(a)
Proposed Acquisition Transaction	4.10
PSV Policies	8.3(g)

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Defined Term	Section
Purchase Price	1.4(a)(i)
R&W Policy	9.13(d)
Receiving Party	8.1(f)
Related Party Contract	2.23
Representative	9.19(j)
Restrictive Covenants	8.9(c)
Retained Marks	8.4(a)
Salary Equivalent Amount	4.3(b)(viii)
Security Incident	2.13(b)
Security Interest	2.2(c)(i)
Seller	Preliminary Statement
Seller 401(k) Plan	8.3(j)
Seller Benefit Plan	2.18(a)
Seller Cafeteria Plan	8.3(f)
Seller Restricted Company	8.8(b)
Seller Restricted Persons	8.9(b)
Seller’s knowledge	2.8(b)
Seller Willful Breach	6.2(c)(ii)
Software	2.12(g)(ix)
Solvent	3.7
Specified Business Conduct Laws	2.24(b)
Specified Buyer Representations	5.2(a)
Specified Seller Representations	5.1(a)
Straddle Period	7.3(b)
Subsidiary	2.5(b)
Target Working Capital	1.4(a)(viii)
Tax or Taxes	9.19(k)
Taxing Authority	7.4
Tax Returns	9.19(l)
Third-Party Payor	2.26(a)
Trade Secrets	2.12(g)(x)
Transaction Documents	9.4(a)
Transaction Expenses	1.4(a)(ix)
Transactions	1.3(a)
Transfer Taxes	7.2
Transition Services Agreement	1.3(b)(iii)(A)
USERRA	8.3(a)(ii)
Union	2.17(h)(iv)
WARN Act	8.3(h)
Withholding Agent	1.6
Work Authorization	8.3(a)(iii)
Working Capital	1.4(a)(x)

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SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 7, 2024 by and between Navient Corporation, a Delaware corporation (“Seller”), and Coding Solutions Acquisition, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1. Navient Business Processing Group, LLC, a Delaware limited liability company and a wholly owned Subsidiary (as defined in Section 2.5(b)) of Seller (“Member”), owns all of the outstanding equity interests in Xtend Healthcare, LLC, a Tennessee limited liability company (the “Company”); and

2. Buyer desires to purchase from Owner (as defined in Section 4.12), and Seller desires to sell (or to cause to be sold) to Buyer, all of the outstanding equity interests in the Company (the “Equity Interests”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

 SALE AND PURCHASE OF EQUITY INTERESTS

1.1 Sale and Purchase of Equity Interests. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3(a)), Seller shall (or shall cause Owner to) sell to Buyer, and Buyer shall purchase from Owner, all of the Equity Interests, free and clear of all Security Interests other than transfer restrictions arising under applicable securities laws.

1.2 Purchase Price and Related Matters.

(a) Purchase Price. In consideration for the sale of the Equity Interests, and subject to the terms and conditions of this Agreement, Buyer shall at the Closing pay to Seller (and/or one or more other payees designated by Seller) in cash, by wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price (as defined in Section 1.4(b)).

(b) Allocation. Within sixty (60) days of the determination of the Adjusted Purchase Price (as defined in Section 1.4(j)), Buyer shall prepare and deliver to Seller a draft allocation schedule (the “Draft Allocation”) allocating the Adjusted Purchase Price, any liabilities of the Company as of the Closing, and any other items treated as consideration for applicable Tax purposes among the assets of the Company as of the Closing Date (as defined in Section 1.3(a)), such Draft Allocation to be prepared in a manner consistent with Schedule 1.2(b) but taking into account any adjustments in determining the Adjusted Purchase Price. Seller shall notify Buyer within thirty (30) days of Seller’s receipt of the Draft Allocation of any comments to the Draft Allocation and the Parties shall cooperate in good faith to agree to an allocation, consistent with Schedule 1.2(b), the Draft Allocation, and any comments of Seller that are acceptable to Buyer. If the Parties are unable to reach agreement, the matter shall be referred to the Neutral Accountant (as defined below) to resolve any such disagreements between Buyer and Seller. The Draft Allocation, incorporating any agreed upon comments of Seller or as determined by the Neutral Accountant shall be the “Allocation”.

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(c) In the event that any subsequent adjustment to the Adjusted Purchase Price occurs as a result of (A) any indemnity payments made pursuant to this Agreement, or (B) for any other reason, the Allocation shall be adjusted in a manner consistent with the principles used to determine the Allocation. The Allocation (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and with respect to the interest in Denali Healthcare Solutions, LLC, a Delaware limited liability company (the “Joint Venture”), Section 755 of the Code, and applicable provisions of any state or local or non-United States Tax laws. The Parties agree to file any relevant Tax Returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of state or local or non-United States law (“1060 Forms”)) in accordance with the Allocation, to act in accordance therewith in connection with any Tax audits or other proceedings, to cooperate in the preparation of any 1060 Forms, and to file such 1060 Forms in the manner required by applicable law; provided that nothing herein shall prohibit a Party from settling or compromising any Tax audit or judicial proceeding in good faith.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Transactions” and such closing, the “Closing”) shall take place via the electronic exchange of documents and signatures, commencing at 10:00 a.m., Eastern time, on the third Business Day (as defined below in this Section 1.3(a)) after the first date on which the conditions to the obligations of the Parties to consummate the Transactions (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery (or waiver of delivery) of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived; provided that, Seller, by providing written notice thereof to Buyer no later than the third Business Day prior to the date on which the Closing would otherwise be required to occur, may opt to defer the Closing until the first Business Day of the first calendar month that begins not earlier than the third Business Day after the first date on which the conditions set forth in ARTICLE V (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery (or waiver of delivery) of such documents at or prior to, and the satisfaction or waiver of such conditions at, the Closing) have been satisfied or waived or at such other date and time as Buyer and Seller may agree in writing (the date on which the Closing actually occurs being referred to as the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Washington, DC or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

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(b) Actions at the Closing. At (or, solely to the extent expressly provided below, prior to) the Closing:

(i) Seller shall:

(A) deliver to Buyer the certificate referred to in Section 5.1(c);

(B) deliver (or cause to be delivered) to Buyer an assignment and assumption agreement, in form and substance reasonably satisfactory to Buyer, duly executed by Owner providing for the transfer of the Equity Interests to Buyer;

(C) deliver (or cause to be delivered) to Buyer evidence of termination of the Related Party Contracts required to be terminated in accordance with Section 4.5(b), in each case, in form and substance reasonably satisfactory to Buyer;

(D) deliver to Buyer a mutual release duly executed by Seller and the Company in substantially the form attached hereto as Exhibit A;

(E) at least three (3) Business Days prior to the Closing, deliver (or cause to be delivered) to Buyer final invoices for all Estimated Transaction Expenses (other than compensatory payments) due at Closing and set forth on the Estimated Closing Statement which set forth (x) the amount required to be paid to fully satisfy the obligations with respect to such Estimated Transaction Expenses and (y) the wire instructions for each such payment, along with a valid and duly executed IRS Form W-9, from each payee of such Estimated Transaction Expenses; and

(F) deliver to Buyer evidence (in a form reasonable satisfactory to Buyer) that the asset transfers described on Section 2.10 of the Disclosure Schedule have been completed; and

(ii) Buyer shall:

(A) pay or cause to be paid to Seller (and/or one or more other payees designated by Seller) the Estimated Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Seller at least three (3) Business Days prior to the Closing Date;

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(B) pay or cause to be paid, by wire transfer of immediately available funds, on behalf of the Company, the Estimated Transaction Expenses due at Closing and set forth on the Estimated Closing Statement in accordance with the applicable final invoices delivered pursuant to Section 1.3(b)(i)(E); provided that any such amounts which constitute compensation payments shall instead be delivered to the Company for payment by the Company to the applicable recipients (subject to applicable withholding and deductions) through the Company’s payroll system reasonably promptly following the Closing;

(C) deliver (or cause to be delivered) to Seller a counterpart to the assignment and assumption agreement providing for the transfer of the Equity Interests to Buyer, duly executed by Buyer; and

(D) deliver (or cause to be delivered) to Seller the certificate referred to in Section 5.2(c); and

(iii) Each Party shall:

(A) execute and deliver (or, in the case of Seller, cause Navient Solutions, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Seller, to execute and deliver) to the other a counterpart to a Transition Services Agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”); and

(B) execute and deliver to the other a counterpart to a cross-receipt evidencing the transactions referred to in this Section 1.3(b).

1.4 Post-Closing Adjustment.

(a) In consideration for the sale of the Equity Interests pursuant hereto, Buyer shall pay to Seller (and/or one or more other payees designated by Seller) the Purchase Price (as defined in Section 1.4(a)(i)) in accordance with Section 1.2(a), Section 1.3(b)(ii)(A) and this Section 1.4. For purposes of this Agreement.

(i) “Purchase Price” means an amount equal to (i) $365,000,000, plus (ii) the amount by which Working Capital (as defined in Section 1.4(a)(x)) exceeds Target Working Capital (as defined in Section 1.4(a)(viii)), if any, minus (iii) the amount by which Target Working Capital exceeds Working Capital, if any, plus (iv) Closing Cash (as defined in Section 1.4(a)(v)), minus (v) Closing Indebtedness (as defined in Section 1.4(a)(vi)), minus (vi) Transaction Expenses (as defined in Section 1.4(a)(ix)), in each case, as adjusted pursuant to this Section 1.4.

(ii) “Accounting Principles” has the meaning set forth on Schedule 1.4(a)(ii); provided, that, no component of the Estimated Purchase Price or the Final Purchase Price (including any estimate of or adjustment thereto) shall take into account or give effect to (A) any change in the balance sheet (including any increase or decrease in Closing Cash or Closing Indebtedness) as a result of (x) any financing obtained by Buyer or any of its Affiliates (including any Indebtedness incurred in respect thereof and any cash representing proceeds thereof), (y) any other transfer of cash by or on behalf of Buyer or any of its Affiliates to the Company in connection with the Transactions or (z) any payment of Closing Indebtedness or Transaction Expenses by or on behalf of Buyer or any of its Affiliates at or after the Closing or (B) any purchase accounting adjustments.

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(iii) “Accrued Taxes” means an amount (which shall not be less than zero ($0) in any jurisdiction) equal to the aggregate liability for any accrued and unpaid income or franchise Taxes imposed on the Company, and [***]% of any such Taxes imposed on the Joint Venture, in each case at the entity level (and not, for the avoidance of doubt, any such Taxes that are the primary liability of Seller or any of its Affiliates other than the Company) for any Pre-Closing Tax Period or portion thereof (regardless of whether due and payable as of the Closing), determined on a jurisdiction-by-jurisdiction basis as of the end of the day on the Closing Date in accordance with Section 7.3, except as otherwise provided in the following sentence. Accrued Taxes shall be calculated (A) in a manner consistent with the past practice of the Company, unless otherwise required by applicable law, (B) by taking into account any prepayment of relevant income or franchise Taxes made prior to 12:01 a.m., Eastern time, on the Closing Date to the extent any such prepayment is legally available to offset unpaid income or franchise Taxes otherwise included in Accrued Taxes, (C) without regard to any Tax refund receivables, except to the extent that any Tax refund receivable is legally available to be applied (as a Tax payment or credit) against such unpaid income or franchise Tax liabilities under applicable Law, (D) by excluding any deferred Tax assets and deferred Tax liabilities and (E) by taking into account (1) any adjustment resulting from any change in method of accounting, requested, or implemented, on or before the Closing Date and (2) any prepaid amounts and deferred revenue that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date.

(iv) “Cash” means, as of any date and time of determination, the aggregate amount of all cash and cash equivalents (including marketable securities, bank deposits and other short-term instruments but excluding restricted cash) held by the Company as of such date and time, determined in accordance with the Accounting Principles, which shall (1) be calculated net of issued but uncleared checks, wires and drafts and (2) include checks, wires and drafts deposited or available for deposit for the account of the Company (to the extent there has been a reduction of receivables on account therefor).

(v) “Closing Cash” means Cash as of 12:01 a.m., Eastern Time, on the Closing Date, determined in accordance with the Accounting Principles.

(vi) “Closing Indebtedness” means Indebtedness outstanding as of 12:01 a.m., Eastern Time, on the Closing Date, determined in accordance with the Accounting Principles; provided that Accrued Taxes shall be determined as of 11:59 p.m., Eastern Time on the Closing Date.

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(vii) “Indebtedness” means, without duplication, as of any particular date and time of determination, the sum of (A) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at Closing) arising under, obligations of the Company consisting of (x) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (y) indebtedness evidenced by notes, bonds, debentures or other similar obligations, and (z) guarantees of the types of obligations described in clauses (A)(x) or (A)(y) above or the following clauses (B), (C), (D), (E), (F), (G) or (H) of any other person, (B) all obligations of the Company under leases required under GAAP to be treated as finance leases, excluding the effects of ASC842, (C) all obligations of the Company for reimbursement of any letter of credit, performance bond, surety bond or similar instrument (but only to the extent that such instrument is drawn upon), (D) all obligations of the Company under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (E) all obligations of the Company for the deferred purchase price of property or assets, including “earn-outs” (calculated at the maximum amount payable thereunder) and “seller notes” (but excluding trade payables arising in the Ordinary Course of Business to the extent included in Working Capital), (F) all obligations of the Company in respect of any defined benefit pension plan, supplemental executive retirement plan, nonqualified deferred compensation plan or similar plan (excluding any arrangement set forth on Schedule 1.4(a)(vii)), to the extent that the amount of such obligations accrued in accordance with GAAP exceeds the fair market value (as of the relevant time) of any assets held in trust or otherwise dedicated solely to the satisfaction of such obligations, (G) all obligations for Accrued Taxes and (H) all declared or accrued but unpaid dividends on any Equity Securities of the Company, in each case calculated in accordance with the Accounting Principles; provided that “Indebtedness” excludes any Transaction Expenses.

(viii) “Target Working Capital” means $[***].

(ix) “Transaction Expenses” means, without duplication and to the extent unpaid as of the Closing (but, for purposes of determining if any Transaction Expenses are due and payable, assuming that the Transactions have been consummated), (A) all third-party costs, fees, and expenses (whether or not invoiced) incurred by the Company (or for which the Company is liable) at or prior to the Closing (including any “success” or other fee payable as a result of the consummation of the transaction) in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the other Transaction Documents or the performance by Seller of its obligations hereunder or thereunder or the consummation of the Transactions and the transactions contemplated by the other Transaction Documents, including third-party legal, accounting, investment banking, advisory, and other costs, fees and expenses, and (B) any retention, severance, sale, change in control or similar bonuses or payments due by the Company to any current or former director, employee, officer or other individual service provider of the Company as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (for the avoidance of doubt and notwithstanding anything to the contrary, excluding any amounts payable (i) pursuant to Contracts entered into with Buyer or one of its Affiliates following the Closing, (ii) pursuant to any Contract entered into by the Company after the date hereof and in advance of the Closing at Buyer’s written request or (iii) as a result of both (x) the consummation of the Transactions and (y) the termination of such person’s employment or engagement by the Company after the Closing), together with the employer portion of any payroll and similar Taxes payable in connection with such payments.

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(x) “Working Capital” means an amount equal to (a) the current assets of the Company as of 12:01 a.m., Eastern Time, on the Closing Date (excluding Closing Cash, restricted cash, and income Tax assets (current or deferred)) minus (b) the current liabilities of the Company as of 12:01 a.m., Eastern Time, on the Closing Date (excluding Indebtedness, Transaction Expenses, income Tax liabilities (current or deferred) and right-of-use operating lease liabilities), in each case, calculated in accordance with the Accounting Principles and using only the line item categories identified on Schedule 1.4(a)(x).

(b) No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement, executed by a duly authorized officer of Seller, setting forth Seller’s good faith estimate of the Purchase Price, including each component thereof (such amount, the “Estimated Purchase Price” and such statement, the “Estimated Closing Statement”), together with reasonable supporting documentation. Each of the Estimated Closing Statement, the Preliminary Closing Statement (as defined in Section 1.4(c)) and the Final Closing Statement (as defined below in this Section 1.4) shall be prepared in accordance with the definitions set forth in this Agreement and the Accounting Principles. The Parties agree that the purpose of the Estimated Closing Statement, the Preliminary Closing Statement and the Final Closing Statement and the related Purchase Price adjustments contemplated by this Section 1.4 is to validate the estimates used in calculating the Estimated Purchase Price, and such processes are not intended to permit the introduction of different judgment methodologies, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Working Capital, Closing Cash or Closing Indebtedness. After delivery of the Estimated Closing Statement until the Closing, Buyer and its Representatives shall be permitted reasonable access during normal business hours and upon reasonable advance notice to Seller to review the books and records of the Company, and shall be provided with reasonable access to the personnel and advisers of the Company who were involved in the preparation of the Estimated Closing Statement in order to ask questions regarding the Estimated Closing Statement. Seller shall consider in good faith any reasonable comments provided by Buyer with respect to the Estimated Closing Statement, which shall be modified to reflect any revisions agreed upon by Seller and Buyer.

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(c) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of the Purchase Price, including each component thereof (such amount, the “Preliminary Purchase Price”), together with reasonable supporting documentation. If Buyer does not deliver the Preliminary Closing Statement to Seller within 90 days after the Closing Date, then Seller may deliver a written notice (the “Preliminary Closing Statement Cure Notice”) to Buyer setting forth such failure and requesting Buyer to promptly deliver the Preliminary Closing Statement. Following the date of receipt of the Preliminary Closing Statement Cure Notice by Buyer, Buyer shall have ten (10) days to deliver the Preliminary Closing Statement. If Buyer fails to deliver the Preliminary Closing Statement within such ten (10)-day period, then the Estimated Purchase Price shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” the Estimated Closing Statement shall be deemed for all purposes of this Agreement to be the “Final Closing Statement” and each shall be final and binding on all Parties (unless Seller notifies Buyer no later than the 115th day after the Closing Date that Seller has elected to deliver its own Preliminary Closing Statement, in which case Seller shall deliver such Preliminary Closing Statement to Buyer no later than 75 days after delivery of such notice of election and, upon such delivery, Buyer shall be entitled to review and dispute such Preliminary Closing Statement pursuant to Sections 1.4(d) - 1.4(h) and Section 1.4(k) applied mutatis mutandis).

(d) If Seller agrees in writing to Buyer’s Preliminary Purchase Price, as proposed in Buyer’s Preliminary Closing Statement, then such Preliminary Purchase Price shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” such Preliminary Closing Statement shall be deemed for all purposes of this Agreement to be the “Final Closing Statement” and each shall be final and binding on all Parties. If Seller in good faith disputes the Preliminary Purchase Price as shown on the Preliminary Closing Statement, Seller shall deliver to Buyer, within 45 days after receipt of the Preliminary Closing Statement, a statement (the “Dispute Notice”) (together with reasonable supporting documentation) setting forth Seller’s calculation of the Purchase Price and describing in reasonable detail the basis for the determination of such different Purchase Price (each item in a timely-submitted Dispute Notice, a “Disputed Item”). If Seller does not deliver a Dispute Notice to Buyer within forty-five (45) days after receipt of the Preliminary Closing Statement, Seller shall be deemed to have accepted the Preliminary Closing Statement and all of the determinations and calculations contained therein, such Preliminary Purchase Price shall be deemed to be the “Final Purchase Price” and such Preliminary Closing Statement shall be deemed for all purposes of this Agreement to be the “Final Closing Statement” and not subject to further appeal. Any items contained in the Preliminary Closing Statement not objected to in a timely-submitted Dispute Notice shall be final and binding on the Parties for purposes of determining the Purchase Price and not subject to further appeal. The Parties shall use commercially reasonable efforts to resolve the Disputed Items for a period of 30 days after delivery of the Dispute Notice, if any. If the Parties resolve such Disputed Items, the Purchase Price agreed to by the Parties shall be deemed to be the “Final Purchase Price” and the corresponding statement calculating such Final Purchase Price shall be deemed to be the “Final Closing Statement.”

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(e) If the Parties do not reach a final resolution on the Purchase Price within 30 days after Seller has delivered the Dispute Notice, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, BDO USA, P.C. or, if BDO USA, P.C. is unavailable, an independent internationally recognized accounting firm selected in writing by Seller and Buyer (BDO USA, P.C. or such independent internationally recognized accounting firm, as applicable, the “Neutral Accountant”) shall resolve the remaining Disputed Items, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant if requested by the Independent Accountant, the terms of which shall not be inconsistent with the terms of this Agreement. The Neutral Accountant’s determination shall be based solely on written materials submitted by Seller and Buyer (a copy of which shall be provided contemporaneously to the other Party) and in accordance with the terms and conditions set forth in this Agreement (and not on independent review). Other than with respect to written submissions requested by the Neutral Accountant (of which the Neutral Accountant shall promptly forward copies to Buyer or Seller, as applicable), neither Buyer nor Seller will have or conduct any communication, either written or oral, with the Neutral Accountant without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Neutral Accountant shall be required to resolve the remaining Disputed Items and determine the Purchase Price within 20 Business Days after referral of such Disputed Items to the Neutral Accountant. The Purchase Price determined by the Neutral Accountant shall be deemed to be the “Final Purchase Price” and the corresponding statement calculating such Final Purchase Price shall be deemed to be the “Final Closing Statement.” Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest mathematical error.

(f) The Neutral Accountant shall act as an expert and not as an arbitrator and shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Disputed Items referred to the Neutral Accountant in accordance with this Section 1.4;

(ii) resolve any such differences by determining the amount of such Disputed Item to be outside of the range of amounts for such Disputed Item as proposed in the Preliminary Closing Statement and the Dispute Notice; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in the definitions set forth in this Agreement and the Accounting Principles.

(g) The costs, fees and expenses related to final determination of the Purchase Price by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by Buyer, on the one hand, and Seller, on the other hand, on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of Buyer and Seller (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to Buyer and $25,000 to Seller, then Buyer will be responsible for 25%, and Seller will be responsible for 75%, of the costs, fees and expenses of the Neutral Accountant).

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(h) Subject to the last sentence of Section 1.4(e), the procedure set forth in this Section 1.4 for resolving disputes with respect to the Purchase Price shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(i) If the Final Purchase Price determined in accordance with this Section 1.4 is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price. If the Final Purchase Price is more than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price. Any payment pursuant to this Section 1.4(i) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or Seller, as the case may be, within five Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 1.4.

(j) For purposes of this Agreement, “Adjusted Purchase Price” means the Estimated Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to Seller pursuant to the second sentence of Section 1.4(i) or minus, if applicable, the amount of the payment required to be made by Seller to Buyer pursuant to the first sentence of Section 1.4(i).

(k) During the period following receipt of the Preliminary Closing Statement by Seller until the expiration of the period during which Seller may deliver a Dispute Notice (or, if Seller elects pursuant to Section 1.4(c) to deliver its own Preliminary Closing Statement, for the seventy-five (75) day period after Buyer receives the notice of such election by Seller), (i) Buyer shall give Seller and its Representatives reasonable access to review Buyer’s and the Company’s relevant books and records and (subject to the prior execution and delivery of any access letter, including any release, waiver or indemnity, that the Company’s or Buyer’s accountants may reasonably require) work papers, in each case related to the preparation of the Preliminary Closing Statement and (ii) Seller and its Representatives may make inquiries of Buyer and the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of their review or preparation thereof, and Buyer shall, and shall cause the Company to, direct any such accountants to cooperate with and respond to such inquiries.

1.5 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party hereto and at such Party’s expense, the other Party shall reasonably promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably requested by the other Party and necessary to evidence and effectuate the Transactions, provided that the foregoing shall not enlarge the Parties’ respective obligations under this Agreement.

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1.6 Withholding Rights. Buyer and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement to any person such amounts as the applicable Withholding Agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, that the applicable Withholding Agent shall (a) notify the applicable payee of such intended withholding, (b) reasonably cooperate with such payee to reduce or eliminate such withholding, and (c) properly remit such withheld amounts to the appropriate Governmental Entity. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements set forth in this ARTICLE II are true and correct as of the date hereof, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”):

2.1 Organization and Qualification and Corporate Power.

(a) Seller and Owner. Each of Seller and Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Company. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is duly qualified to conduct business under the laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect. The Company has all necessary limited liability company power and authority to own, operate and lease the properties now owned, operated or leased by it and to carry on its business as currently conducted.

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(c) Certain Definitions. For purposes of this Agreement:

(i) “Material Adverse Effect” means any development, fact, condition, event, occurrence, change, effect or circumstance that, individually or in the aggregate with other developments, facts, conditions, events, occurrences, changes, effects or circumstances, has had, or would reasonably be expected to have, a material adverse effect on (x) the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company or (y) the ability of Seller to perform its obligations under this Agreement or the Transaction Documents to which it is a party or to consummate the Transactions; provided, however, that no development, fact, condition, event, occurrence, change, effect or circumstance to the extent resulting from or arising out of any of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Material Adverse Effect of the type described in clause (x): (i) actions taken at the written request of, or with the written consent of, Buyer or any of its Affiliates after the date hereof or failures to take actions expressly prohibited by Section 4.3(b) if Seller requests Buyer’s consent to take such actions and Buyer withholds consent; (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, the identity of Buyer or any of its Affiliates, or the consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees (provided that the exception in this clause (ii) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the negotiation, execution, announcement, pendency or performance of this Agreement or any condition to the extent relating to any such representation or warranty); (iii) changes generally affecting the Company’s industry or markets; (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (v) changes in general political or business conditions in any country or region; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region; (ix) pandemics (including the COVID-19 pandemic), epidemics or disease outbreaks; or (x) changes in applicable Law (or interpretations thereof by any Governmental Entity) or changes in GAAP, in each case after the date hereof, except to the extent any such development, fact, condition, event, occurrence, change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii), (ix) or (x) above has a disproportionate adverse effect on the Company as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Company conducts its business (in which case, such development, fact, condition, event, occurrence, change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Material Adverse Effect has occurred or may, would or could occur); and

(ii) “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

(d) Organizational Documents. Seller has made available to Buyer complete and correct copies of the Organizational Documents (as in effect as of the date of this Agreement) of the Company and the Joint Venture, and the Company is not in material violation of any provision of its Organizational Documents or any of its obligations under the Joint Venture’s Organizational Documents.

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2.2 Capitalization; Title to Equity Interests.

(a) Subject to Section 4.12, all of the Equity Interests are owned of record and beneficially by Member or Owner, and Member or Owner has good title to such Equity Interests free and clear of any Security Interest, other than restrictions on transferability arising under applicable securities Laws. The Company has no authorized, issued or outstanding Equity Securities other than the Equity Interests. There are no voting trusts, proxies or other Contracts with respect to the voting, registration or transfer of any Equity Securities of the Company.

(b) All of the Equity Interests are duly authorized and validly issued, were issued in compliance with applicable securities Laws, were not issued in violation of the Organizational Documents of the Company or any other agreement to which Seller or the Company is a party and are not subject to, and were not issued in violation of, any preemptive or similar right of any person. There are no outstanding options, warrants, rights, calls, or other outstanding securities convertible into or exercisable or exchangeable for Equity Securities of the Company, nor any outstanding rights, equity-based compensation awards, equity interests that are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), or other Contracts (contingent or otherwise) obligating the Company to issue, grant, repurchase or redeem, or Seller or the Company to dispose of or acquire, any Equity Interest or other Equity Security in the Company.

(c) For purposes of this Agreement:

(i) “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, purchase option, right of first refusal or other lien (whether arising by contract or by operation of law); and

(ii) “Permitted Security Interest” means (A) mechanic’s, materialmen’s, landlord’s and similar liens arising or incurred in the Ordinary Course of Business relating to obligations not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (B) any Security Interest incurred under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (C) statutory liens for Taxes not yet due and payable, (D) statutory liens for Taxes which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (E) liens relating to purchase money financings that have been entered into in the Ordinary Course of Business, (F) Security Interests created by the terms of (x) any lease agreement that are in effect as of the date hereof and have been made available to Buyer or (y) any non-exclusive license agreement with respect to Intellectual Property entered into in the Ordinary Course of Business, (G) Security Interests arising under applicable securities laws, (H) Security Interests arising solely by action of Buyer and (I) Security Interests incurred in the Ordinary Course of Business and not in connection with the borrowing of money which have not materially and adversely impaired, and would not materially and adversely impair, the use of the assets of the Company, taken as a whole.

2.3 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (as defined in Section 9.4(a)) to which it is or will be a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Owner will, at the time of such execution and delivery, have all requisite corporate (or comparable) power and authority to execute and deliver the Transaction Documents to which it will be a party and perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. The execution and delivery by Owner of the Transaction Documents to which it will be a party, the performance by Owner of its obligations thereunder and the consummation by Owner of the transactions contemplated thereby will have been, at the time of such execution and delivery, duly and validly authorized by all necessary corporate (or comparable) action on the part of Owner. This Agreement has been duly and validly executed and delivered by Seller, and the other Transaction Documents to which Seller is or will be a party have been or will be (at or prior to the Closing) duly and validly executed and delivered by Seller, and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Buyer, constitute or (when executed and delivered) will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Enforceability Exceptions”). The Transaction Documents to which Owner will be a party will be duly and validly executed and delivered by Owner, and, assuming such other Transaction Documents constitute the valid and binding agreement of Buyer, when executed and delivered will constitute a valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

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2.4 Noncontravention. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart‑Scott-Rodino Act”), none of the execution and delivery by Seller of this Agreement or any other Transaction Document to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the Organizational Documents of the Company, the Joint Venture or Seller;

(b) require on the part of the Company or Seller any filing with, or any permit, authorization, consent or approval of, any government, court, arbitrator, tribunal, administrative agency or commission or other governmental or quasi-governmental body with executive, legislative, judicial, taxing, regulatory or self-regulatory authority, in each case whether federal, state, local, foreign, national, international or supranational, including any department, agency, instrumental or authority thereof (each, a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made is not and would not reasonably be expected to be material to the Company;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Contract (as defined in Section 2.14(b)), except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that is not and would not reasonably be expected to be material to the Company;

(d) violate any Order, writ, injunction or decree applicable to, or Law, statute, rule or regulation applicable to, the Company or Seller or any of or their respective properties or assets, except for any violation that is not and would not reasonably be expected to be material to the Company; or

(e) result in the creation of any Security Interest on any Equity Interests or any Security Interest (other than a Permitted Security Interest) on any property or asset of the Company.

2.5 Subsidiaries.

(a) The Company does not have any Subsidiary. The Company (i) has never had any Subsidiary and does not own, and has not at any time since October 20, 2015 owned, any Equity Securities in any person except for the Joint Venture and (ii) does not control, directly or indirectly, nor does the Company have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (in each case of clauses (i) and (ii) other than in (A) the Joint Venture, (B) a money market, mutual fund or other short-term investment account or (C) less than two percent (2%) of the outstanding securities of any publicly traded issuer).

(b) For purposes of this Agreement, “Subsidiary” means, with respect to any entity, any other corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such entity (or another Subsidiary of such entity) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such other entity or (b) the right to receive more than 50% of the net assets of such other entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such other entity.

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(c) The Company owns, beneficially and of record, [***]% of the outstanding Equity Securities of the Joint Venture. Except for the Amended and Restated Limited Liability Company Agreement of the Joint Venture, dated as of August 10, 2023 (the “JV LLCA”), there are no agreements in effect to which the Company is a party with respect to the voting or transfer of the Equity Securities of the Joint Venture held by the Company. To Seller’s knowledge, the Joint Venture has no outstanding indebtedness for borrowed money or outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the Company or, to Seller’s knowledge, any other members of the Joint Venture.

(d) The Company does not have any obligation by contract or otherwise to make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any other person.

2.6 Financial Statements. Attached as Schedule 2.6 are copies of (a) the unaudited balance sheets of the Company as of each of December 31, 2023 and December 31, 2022, respectively, and the related unaudited income statements for the Company for the respective twelve month periods then ended and (b) the unaudited balance sheet of the Company as of June 30, 2024 and the related unaudited income statement for the Company for the six (6)-month period then ended (collectively, the “Financial Statements”). The unaudited balance sheet of the Company as of June 30, 2024 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, June 30, 2024, is referred to herein as the “Balance Sheet Date.” The Financial Statements (including the notes thereto, if any) (i) present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods covered thereby and (ii) are based upon the books and records of Seller and its Affiliates (including the Company) and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) as modified by the items set forth on Section 2.6 of the Disclosure Schedule applied on a consistent basis (subject to the absence of disclosures normally made in footnotes), in each case as of the respective dates as of which they were prepared.

2.7 Absence of Certain Changes. Except as set forth in Section 2.7 of the Disclosure Schedule, since December 31, 2023 through the date hereof, (x) there has not been any development, fact, condition, event, occurrence, change, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) the Company has conducted its Business in the Ordinary Course of Business and (z) the Company has not taken any of the following actions:

(a) sold, leased, subleased, licensed (as licensor), assigned, transferred or otherwise disposed of any asset of the Company, other than (i) assets having an aggregate value of less than $250,000 or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the conduct of the Company’s business;

(b) issued, pledged, sold or transferred any Equity Interests or other Equity Securities, securities convertible into Equity Interests or other Equity Securities or warrants, options or other rights to acquire Equity Interests or other Equity Securities, in each case of the Company or granted options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests or other Equity Securities of the Company;

(c) declared or paid any dividends or made any distributions on any Equity Interests or other Equity Securities of the Company, or redeemed or purchased any Equity Interests or other Equity Securities of the Company, except for dividends, distributions or redemptions paid solely in cash;

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(d) except as required by law or pursuant to any Employee Benefit Plan (as defined in Section 2.18(a)) in the Ordinary Course of Business, granted any rights to severance benefits, retention, “stay pay” or termination pay to any Company Employee (as defined in Section 2.17(h)) (other than rights for which the Company will not be obligated following the Closing);

(e) except in the Ordinary Course of Business, made any capital expenditures in an amount in excess of $250,000 in the aggregate;

(f) acquired any Equity Securities in any person or a substantial portion of the assets or business of any person or any division thereof (whether by the acquisition of Equity Securities, the acquisition of assets, merger or otherwise);

(g) except as required by law or in the Ordinary Course of Business, entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Company Employee who is an officer of the Company or whose annual base salary exceeds $150,000;

(h) materially amended the terms of any existing Employee Benefit Plan, except (i) as required by law or (ii) in the Ordinary Course of Business;

(i) effectuated or announced any “plant closing” or “mass layoff” within the meaning of the WARN Act;

(j) changed the accounting principles, methods or practices of the Company, except in each case as required by changes in GAAP;

(k) (A) made, changed or revoked any Tax election; (B) changed an annual accounting period; (C) adopted or changed any accounting method with respect to Taxes; (D) filed any amended Tax Return; (E) entered into any closing agreement; (F) settled or compromised any Tax claim or assessment; (G) entered into any voluntary disclosure procedure with any Tax authority; (H) consented to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; or (I) consented to any of the foregoing with respect to the Joint Venture;

(l) waived, released, assigned, settled or compromised any pending or threatened Action;

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(m) (A) issued or forgiven any notes, bonds, loans or advances to, or guarantees for the benefit of, any person (other than current trade accounts receivable incurred in the Ordinary Course of Business, cash advances to employees for reimbursable travel and other business expenses incurred in the Ordinary Course of Business and any loans made by the Company solely to, or any loans made to the Company solely by, Seller or any other Affiliate of Seller), (B) incurred, created or assumed any Indebtedness of the types described in clauses (A) through (D) of the definition thereof (other than any loans made by the Company solely to, or any loans made to the Company solely by, Seller or any other Affiliate of Seller that are in each case made prior to 12:01 a.m. Eastern time on the Closing Date pursuant to the revolving credit agreements set forth on Section 2.23 of the Disclosure Schedule); or (C) guaranteed, or entered into any other similar agreement pursuant to which the Company is or would become liable or responsible (whether directly, contingently or otherwise) for, any Indebtedness of the types described in clauses (A) through (D) of the definition thereof owed by another person; or

(n) entered into any agreement with respect to any of the matters referred to in any of Sections 2.7(z)(a) – 2.7(z)(m).

For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

2.8 Undisclosed Liabilities.

(a) The Company does not have any material liability required by GAAP to be shown on a balance sheet or disclosed in the notes thereto, except for (i) liabilities shown on the Most Recent Balance Sheet, (ii) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business and (iii) liabilities identified on Section 2.8 of the Disclosure Schedule. The Company is not a borrower or guarantor under any credit facility of Seller or its Subsidiaries.

(b) For purposes of this Agreement, the terms “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge of the individuals listed on Schedule 2.8(b), after reasonable inquiry of such individual’s direct reports, and shall not refer to the knowledge of any other person.

2.9 Tax Matters.

(a) The Company has timely filed or had timely filed on its behalf all income and other material Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group), and all such Tax Returns were correct and complete in all material respects. The Company has paid (or had paid on its behalf) all Taxes owed by it (whether or not shown to be due on any such Tax Return). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than an extension which is granted automatically), nor has the Company requested an extension or granted a waiver of any statute of limitations. Other than Tennessee income Taxes and Texas franchise Taxes, the Company is not and has not been subject to income taxation at the entity level in any jurisdiction.

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(b) There are no Security Interests (other than Permitted Security Interests) for Taxes on any of the assets of the Company.

(c) No examination or audit of any Tax Return of the Company (or of any consolidated, combined or unitary group for a period for which the activities of the Company were included on the Tax Return of such group) by any Governmental Entity is currently in progress. Neither the Company nor the members of any consolidated, combined or unitary group with which the Company has filed group Tax Returns has been notified by any jurisdiction that the jurisdiction intends to initiate an examination or audit of any Tax Return of the Company, as applicable (or of any consolidated, combined or unitary group for a period for which the activities of the Company were included on the Tax Return of such group).

(d) No claim has been made by any taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction. The Company does not have a permanent establishment in any country other than the country of its formation, and is not and has not been engaged in a trade or business, been resident for Tax purposes, or had a branch in any jurisdiction other than the jurisdiction of its formation.

(e) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, any method of accounting for a Tax period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition, or (iv) deferred revenue or other prepaid amount.

(f) Since December 31, 2019, the Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a combined, consolidated or unitary income Tax Return that includes Seller and/or its Subsidiaries. The Company is not liable for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by Contract for any taxable period (or portion thereof) ending on or before the Closing Date, except for (i) contracts entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes and (ii) Taxes of members of any combined, consolidated or unitary income Tax Return of the Company that includes the Seller and/or its Subsidiaries.

(g) The Company is not, and has not been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, except for contracts entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes.

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(h) The Company (i) is not and has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and (ii) is not and has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) The Company is not a United States real property interest within the meaning of Section 897(c)(1) of the Code and the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Since December 19, 2019, the Company is and has been properly classified as an entity disregarded as separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). The Joint Venture is, and has been since the date of formation, properly classified as a partnership for U.S. federal income tax purposes. No election under Treasury Regulations Section 301.7701-3 has ever been made with respect to the Joint Venture. No election under Treasury Regulations Section 301.7701-3 has ever been made with respect to the Company.

(k) Since December 31, 2019, the Company has not participated or engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company, nor is the Company party to any “closing agreement” as described in Section 7121 of the Code (or any comparable provision or state or local Tax Law).

(m) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company.

(n) The Company does not own an interest in any entity or is party to any Contract or other arrangement classified as a partnership for United States federal income tax purposes.

(o) The Company is in material compliance with all applicable escheat and unclaimed property laws.

(p) To Seller’s knowledge, no asset of the Joint Venture constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code.

2.10 Tangible Personal Property. The Company has good and valid title to, a valid and enforceable leasehold (or other equivalent) interest in or a valid and enforceable license to use, all of the material tangible personal property presently used to operate the Business of the Company, free and clear of all Security Interests other than Permitted Security Interests.

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2.11 Real Property.

(a) Owned Real Property. The Company does not own, and has never owned, any real property.

(b) Leased Property. Section 2.11(b) of the Disclosure Schedule sets forth a true and complete list of all real property leased or subleased to, or occupied by, the Company (collectively, the “Leased Real Property”). Seller has made available to Buyer copies of the leases, subleases and occupancy agreements (in each case, as amended to the date hereof) for all of the Leased Real Property (the “Leases”). The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its interest in any Lease. The Company has a valid leasehold interest in the Leased Real Property, in each case, free and clear of all Security Interests other than Permitted Security Interests.

(c) Except as set forth on Section 2.11(c) of the Disclosure Schedule, (i) there are no Contracts granting to any person other than the Company the right to occupy any Leased Real Property, (ii) to the knowledge of Seller, there are no outstanding options or rights of first refusal to purchase all or a portion of the Company’s leasehold interest in any Leased Real Property, and (iii) the Company has not received any written notice from any Governmental Entity that any condemnation proceeding is pending or threatened with respect to any Leased Real Property.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule contains a complete and accurate list of all registered Marks, registered internet domain names, social media identifiers, and all material unregistered Marks included in the Designated Intellectual Property, specifying as to each such item, as applicable, the (i) owner (and, with respect to any and all domain name registrations, the applicable registrar), (ii) jurisdiction to which the application or registration applies and (iii) application or registration number, as well as all material proprietary Software included in the Designated Intellectual Property. Each item of registered Designated Intellectual Property is subsisting, and, to Seller’s knowledge, valid and enforceable under applicable Law. The Company does not own any patents, patent applications, or registered copyrights.

(b) All Designated Intellectual Property is exclusively owned by the Company, and as of the Closing are free and clear of all Liens except for Permitted Liens. Except as set forth on Section 2.12(b) of the Disclosure Schedule, or in the case of IT Assets, the Designated IT Assets and the IT Assets provided for the Company’s use under the TSA, neither Seller nor any of its Affiliates (other than the Company) own any Intellectual Property or IT Assets that are used or held for use in the operation or conduct of the Business. The Company has the right to use pursuant to a valid and binding license all other Intellectual Property that is used in or necessary for the operation of the Business as currently conducted, and such license will remain in effect on identical terms upon Closing.

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(c) In the past three (3) years, the Company has not been named in any suit, Action or proceeding that involves a claim of infringement, misappropriation, or other violation of any Intellectual Property of any third party. The Company does not currently infringe, misappropriate or otherwise violate (and has not in the past three (3) years infringed, misappropriated, or violated) in any material respect any Intellectual Property of any third party. The Company is not, and in the past three (3) years has not been, a party to any pending or threatened in writing (or to Seller’s knowledge, threatened orally), Action, suit or proceeding, in each case, that (i) claims or alleges infringement, misappropriation or other violation of any Intellectual Property of any third party or (ii) challenges or seeks to deny or restrict the rights of the Company in, to or under any of the Designated Intellectual Property or Designated IT Assets. To Seller’s knowledge, no third party has infringed, misappropriated or otherwise violated any Designated Intellectual Property.

(d) The Company has taken commercially reasonable steps to maintain, enforce and protect the Designated Intellectual Property, including protecting the confidentiality of all proprietary information and Trade Secrets included in the Designated Intellectual Property, in each case, the value of which to the Business is contingent upon maintaining the confidentiality thereof. None of the material Trade Secrets or proprietary confidential information included in the Designated Intellectual Property has been disclosed to third parties other than to Representatives of the Company, in each case subject to written confidentiality agreements or other obligations of confidentiality. To Seller’s knowledge, no such confidentiality obligations have been breached or violated.

(e) All employees and consultants who have created any Intellectual Property of the Company or otherwise used or held for use in the Business have assigned to the Company pursuant to a valid and enforceable written contract, all of their right, title, and interest in and to such Intellectual Property or such right, title, and interest has otherwise vested in the Company by operation of law.

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(f) Section 2.12(f) of the Disclosure Schedule identifies all material IT Assets and material Software (including any licenses and service agreements thereto) that are used in the Business or to support the Business but are not included in the Designated IT Assets or Designated Intellectual Property (other than “shrink-wrap” or “click-wrap” licenses or licenses of uncustomized generally commercially available software on standard and non-discriminatory terms, each with annual or one-time license, maintenance, support and other payments of less than $50,000 per annum). The Designated IT Assets operate and perform in all material respects in accordance with their documentation. The Company has implemented and maintain a security plan for the Business IT Assets in connection with the Business that (i) implements and monitors administrative, electronic and physical safeguards designed to control internal and external risks to the Designated IT Assets and the information stored therein and (ii) maintains notification procedures in material compliance with applicable Law in the event of any breach of security compromising the Designated IT Assets (including with respect to the information stored therein). The security plan includes industry standard provisions designed to ensure that none of the Designated IT Assets contain or are or have been infected with any malicious code. In the past three (3) years: (i) there has not been any failure that has occurred with respect to the Designated IT Assets that is material to and necessary for the operation of the Business as currently conducted and that has not since been remediated in all material respects, (ii) no malicious code or error or defect has caused a material disruption, degradation or failure of any of the Designated IT Assets or of the conduct of the Businesses, and (iii) to Seller’s knowledge, there have been no successful, material unauthorized intrusions or breaches of the security of the Designated IT Assets.

(g) For purposes of this Agreement:

(i) “Copyrights” means all works of authorship, copyrights, whether or not registered, and registrations and applications therefor, and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing.

(ii) “Designated Intellectual Property” means all Intellectual Property that is owned by the Company, including the Intellectual Property set forth on Section 2.12(a) of the Disclosure Schedule, and including the right to sue and recover damages for past, present and future infringement of the same.

(iii) “Designated IT Assets” means all IT Assets owned by the Company and all other IT Assets that are used or held primarily for use in the operation or conduct of the Business.

(iv) “Intellectual Property” means all intellectual property (including any rights therein) anywhere in the world, including (A) Patents, (B) Marks, (C) Copyrights, (D) Software, (E) Trade Secrets, (F) Internet Properties and (G) Intellectual Property rights in data, databases and compilations, know how, inventions, methods and processes.

(v) “Internet Properties” means Uniform Resource Locators, website addresses, IP addresses, internet domain names, and social media identifiers.

(vi) “IT Assets” means any computers, computer systems, screens, servers, workstations, routers, hubs, switches, networks, endpoints, platforms, websites, storage, software, firmware, middleware, data communications lines and hardware, and all other information technology equipment and services, and all electronic connections between them, and any documentation associated with any of the foregoing.

(vii) “Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source indicators, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

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(viii) “Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

(ix) “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

(x) “Trade Secrets” means all trade secrets and rights under applicable trade secret Law.

2.13 Privacy and Data Security.

(a) The Company and, to Seller’s knowledge, all persons processing Personal Information on behalf of the Company and in connection with such processing (collectively, “Data Partners”) have been during the past three (3) years in compliance with all applicable Privacy Laws, public facing privacy notices and contractual commitments relating to privacy, cybersecurity, and data protection or the processing of Personal Information (collectively, the “Privacy Requirements”), except where such failure to comply therewith would not reasonably be expected to be material to the Company. The execution, delivery, and performance of this Agreement and the Transactions will not (i) conflict with or result in a violation or breach of any Privacy Requirements or (ii) require the consent of or provision of notice to any person concerning such person’s Personal Information.

(b) The Company and, to Seller’s knowledge, the Data Partners of the Company have not, in the past three (3) years, experienced any data security breaches, loss or theft of Personal Information, or unlawful or unauthorized access, use or disclosure of Personal Information or IT Assets of the Company (each, a “Security Incident”), and there have been no suspected Security Incidents that are currently under internal review or investigation, nor has the Company, during the past three (3) years, made or been required to make any disclosure, or notification to individuals, law enforcement or any Governmental Entity in connection with any Security Incident.

(c) During the past three (3) years, the Company has maintained and complied with, and has required all Data Partners to maintain and comply with reasonable physical, technical and administrative security measures which at a minimum comply with applicable Law to protect against Security Incidents and identify and address internal and external risks to the privacy and security of Personal Information.

(d) During the past three (3) years, except as would not reasonably be expected to be material to the Company, the Company has not (i) notified or been required to notify any person of, (ii) received written notice of or correspondence relating to, or (iii) been subject to investigation by any Governmental Entity with respect to any claim asserted against it, in each case in connection with any Security Incident or actual or alleged violations of a Privacy Requirement.

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(e) During the past three (3) years, the Company has been in compliance in all material respects with HIPAA. During the past three (3) years, the Company has not (i) received any written complaint and to Seller’s knowledge, there is no action pending or threatened with respect to, any alleged “breach” as defined in HIPAA (a “Breach”) by the Company, or (ii) made any disclosures or notifications to any Governmental Entity or customer regarding a Breach of “protected health information” as defined in HIPAA in its possession or under its control. The Company has in effect all required business associate contracts (as such term is defined under HIPAA) with its Data Partners that satisfy all of the requirements of HIPAA, such contracts permit the Company to operate the Business of the Company as it is presently conducted, and the Company is in material compliance with all such contracts, and, to Seller’s knowledge, no downstream business associate of the Company is in material breach of any such contracts. The Company has performed security risk analyses that meet the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), and has addressed and remediated all material risks identified in each such security risk analysis.

(f) For purposes of this Agreement:

(i) “Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural person, device or household, and/or is considered “protected health information,” “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Requirements and shall be limited to Personal Information of the Company and Personal Information processed by the Company on behalf of or relating to its customers, employees, job applicants, contractors, business partners and other third parties.

(ii) “Privacy Laws” means all laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, including: the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Electronic Communications Privacy Act; HIPAA; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act; the Illinois Biometric Information Privacy Act; and the Payment Card Industry Data Security Standard and other applicable card association rules.

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(iii) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as may be amended, and their implementing regulations.

2.14 Contracts.

(a) As of the date hereof, except as set forth on Section 2.14(a) of the Disclosure Schedule, the Company is not a party to or bound by any:

(i) Contract with a Major Customer;

(ii) Contract with a Major Supplier;

(iii) Contract for the lease of personal property from or to third parties providing for lease payments, the remaining unpaid balance of which is in excess of $250,000, other than agreements that can be terminated by the Company on 90 or fewer days’ notice without payment by the Company of any penalty;

(iv) Contract that (A) prohibits the Company or any of its Affiliates from engaging or competing in any line of business or in any geographic area, (B) prohibits the Company or any of its Affiliates from soliciting business from, or doing business with, any person, (C) contains exclusivity or most-favored nation or similar obligations binding on the Company or its Affiliates or (D) contains any right of first refusal or right of first negotiation or similar rights granted by the Company;

(v) Contract for the acquisition by the Company of any operating business or the Equity Securities of any other person or all or a material portion of the assets of any other person, which (A) contain any outstanding obligations of any party thereto or (B) were entered into in the past five (5) years;

(vi) Contract (A) establishing any joint venture, partnership or strategic alliance or (B) providing for the sharing of profits;

(vii) Contract (A) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money (other than any such indebtedness owed solely by an Affiliate of the Company to the Company or owed by the Company solely to an Affiliate of the Company), the outstanding balance of which is more than $250,000 in the aggregate or (B) creating a Security Interest (other than a Permitted Security Interest) on any asset of the Company;

(viii) agreement for the employment of any executive officer of the Company;

(ix) agreement for the employment or engagement of any Company Employee, Company Consultant or other individual service provider on a full-time or part-time basis providing an annual base salary or an annual consulting fee at a rate in excess of $150,000, except at-will offer letters that do not provide for notice of more than 60 days or for severance;

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(x) severance, retention, “stay pay” or termination agreement with any officer, other Company Employee, Company Consultant or other individual service provider;

(xi) collective bargaining, works council or similar agreement with any Union (a “Collective Bargaining Agreement”);

(xii) commercial Contract with any Governmental Entity (excluding any college or university that is or may be affiliated with a Governmental Entity);

(xiii) Contract where the payment or compensation (either from or to any person, including any employee) is based upon any customer’s collections (or percentage thereof);

(xiv) Contract that involves capital expenditures following the Closing that would reasonably be expected to exceed $250,000 in a single year or $500,000 in the aggregate;

(xv) settlement, conciliation or similar agreement (A) with a Governmental Entity or (B) with respect to the resolution or settlement of any actual or threatened Action and involving any outstanding payment obligations or containing any restrictions on the operations of the Company, other than customary release, confidentiality or non-disparagement provisions;

(xvi) Related Party Contract;

(xvii) Contracts between the Company, on the one hand, and the Joint Venture, on the other hand;

(xviii) Contract pursuant to which the Company (i) obtains a license to, right to use, or covenant not to be sued under, any Intellectual Property or IT Assets owned by a third party (other than commercially available, off-the-shelf licenses with annual fees of less than $50,000) or (ii) grants to a third party a license to, right to use, or covenant not to be sued under, any Designated Intellectual Property (other than any non-exclusive licenses granted in the ordinary course of business); or

(xix) Contract (including any series of related Contracts) not otherwise described by the foregoing clauses (i) – (xviii) involving aggregate consideration paid to the Company in excess of $2,000,000, or aggregate consideration paid by the Company in excess of $250,000, in (separately) either (A) 2023 or (B) the first six (6) months of 2024.

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(b) Seller has made available to Buyer a true and complete copy of each agreement (as amended to the date of this Agreement) listed in Section 2.14(a) of the Disclosure Schedule (the Leases and all agreements listed or required to be listed in Section 2.14(a) of the Disclosure Schedule, collectively, the “Designated Contracts”). Each Designated Contract is a valid, binding and enforceable obligation of the Company and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by the Enforceability Exceptions and except for any Designated Contract that expires in accordance with its terms after the date of this Agreement), and there exists no default of the Company or, to Seller’s knowledge, any other party thereto, except for any such failures to be valid, binding and enforceable or defaults that would not reasonably be expected to be material to the Company. In the last three (3) years, the Company has not provided or received any written notice of any default or breach under any Designated Contract and, to Seller’s knowledge, no event has occurred which with notice of the passage of time or both would constitute a material breach or default under any Designated Contract. Since December 31, 2023, the Company has not received written or, to Seller’s knowledge, oral notice of any actual or threatened termination or adverse modification of any Designated Contract.

2.15 Entire Business. Except for the services contemplated to be provided under the Transition Services Agreement and the license for Common Software contemplated by Section 8.5, the assets (tangible and intangible) and properties of the Company constitute, when utilized by the Company Employees and Company Consultants as of the date hereof, all of the assets and properties necessary to conduct the Business, immediately following the Closing, in all material respects as the Business has been conducted in the preceding twelve (12) months.

2.16 Litigation.

(a) Section 2.16 of the Disclosure Schedule lists each (i) material Order in effect that specifically names and imposes any material obligation on or is otherwise binding on the Company or any of its assets and properties and (ii) action, suit, proceeding, investigation (to the knowledge of Seller), claim, audit, litigation or arbitration by or before any Governmental Entity (each, an “Action”) pending or, to Seller’s knowledge, threatened, in each case, currently or in the last three (3) years, and to which the Company is a party or against the Company or any of its current or former officers, managers or employees in their capacity as such, except for Actions that would not reasonably be expected to be material to the Company.

(b) There are no (i) Actions by or before any Governmental Entity pending or, to Seller’s knowledge, threatened, or (ii) Orders outstanding or, to Seller’s knowledge, threatened, that, in each case, are reasonably likely to prohibit, prevent, delay, impose limitations or conditions on or restrain the ability of Seller to enter into this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

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2.17 Labor and Employment Matters.

(a) Other than (i) Company Employees, (ii) Company Consultants and (iii) Former Company Employees (each as defined below), no person has regularly spent more than 50% of his or her work time in the operation of the business of the Company during the six (6) month period prior to the date hereof, except in connection with the negotiation of this Agreement. Each Company Employee has regularly spent all of his or her work time in the operation of the business of the Company during the six (6) month period prior to the date hereof, other than persons covered by clause (b) of the definition of “Company Employee”.

(b) The Company is not a party to or bound by any Collective Bargaining Agreements. The Company has not, in the three (3) years prior to the date hereof, experienced any strikes, lockout, work stoppage, or other similar labor disruptions disputes. In the past three (3) years, there have been no pending, or to Seller’s knowledge, threatened Union organizing activities with respect to any Company Employees, and no Union has filed a petition to be certified, or made a demand for recognition, as the bargaining unit representative of any employees of the Company.

(c) The Company is and has in the past three (3) years been in material compliance with all applicable Laws regarding labor and employment, including terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, harassment, retaliation, equal employment opportunity, workers’ compensation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and worker classification, the collection and payment of withholding or social security Taxes and any similar Tax, and any other employment-related matters (collectively, “Employment Laws”). The Company is not delinquent in payment to any Company employees or individual independent contractors who currently provide services to the Company for any material payment or material amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the Ordinary Course of Business.

(d) Seller has provided a complete and accurate list of all Company Employees by employee identification number as of the date hereof, by (i) primary work location, (ii) the entity that employs them, (iii) job title, (iv) status as full-time or part-time, (v) status as exempt or non-exempt under applicable wage and hour Laws, (vi) whether paid on an hourly, salary or other basis, (vii) the amount of their hourly wage or base salary, and (viii) whether eligible for commissions, incentive pay or other non-discretionary compensation.

(e) Seller has provided a complete and accurate list of all Company Consultants by (i) name, (ii) location, (iii) category of services provided, (iv) date of engagement, (v) status as full-time or part-time, (vi) compensation rate, and (vii) whether subject to an individual independent contractor or individual consulting agreement.

(f) The Company has not at any time since January 1, 2024 taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act. As of the date hereof, no Company Employees are involuntarily on temporary layoff or working hours that have been reduced by fifty percent (50% or more). The Company has not provided notice of any expected “plant closing” or “mass layoff” and notice of any such expected “plant closing” or “mass layoff” is not past due.

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(g) There are no Actions pending, or to Seller’s knowledge, threatened against the Company concerning compliance with Employment Laws or otherwise arising out of or relating to any labor and employment-related practices of the Company. In the three (3)-year period immediately prior to the date of this Agreement, the Company has investigated all allegations of sexual or other discriminatory harassment of which it is or was aware and has taken all reasonable and necessary corrective actions with respect to such allegations. No such allegations of sexual or other discriminatory harassment would reasonably be expected to result in any material loss to the Company and no such allegations have been made that, if known to the public, would reasonably expected to bring the Company into material disrepute.

(h) For purposes of this Agreement:

(i) “Company Employee” means (A) each individual employed by the Company and (B) each of the individuals set forth on Schedule 2.17(h)(i).

(ii) “Former Company Employee” means any individual who is no longer employed by Seller or its Subsidiaries and who was formerly employed by the Company on the last day of his or her employment with Seller and its Subsidiaries and who primarily provided services to the Company.

(iii) “Company Consultant” means all individuals engaged as a consultant or independent contractor by the Company.

(iv) “Union” means any union, employee association, works council or other labor organization.

2.18 Employee Benefits.

(a) The Disclosure Schedule lists all material Employee Benefit Plans (as defined below in this Section 2.18(a)), identifying each such Employee Benefit Plan as either a Company Benefit Plan or Seller Benefit Plan (each as defined below). For purposes of this Agreement, (i) “Company Benefit Plan” means an Employee Benefit Plan sponsored or maintained solely by the Company and (ii) “Seller Benefit Plan” means an Employee Benefit Plan that is not a Company Benefit Plan. For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement, program, policy or arrangement involving or providing for direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase plans, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case, sponsored, maintained or contributed to (or required to be contributed to) by Seller or any of its Affiliates (including the Company) or with respect to which Seller or any of its Affiliates (including the Company) has or reasonably could be expected to have any current or potential liability or obligation in respect of Company Employees, Former Company Employees, Company Consultants or other current or former individual service providers of the Company (and their beneficiaries). Section 2.18(a) of the Disclosure Schedule need not identify an offer letter or employment agreement if such offer letter or employment agreement (i) provides for “at will” employment, (ii) does not provide for severance or termination protection in excess of sixty (60) days, and (iii) does not provide for change-in-control, transaction or retention bonuses or compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

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(b) With respect to each Company Benefit Plan, true and compete copies have been made available to Buyer (to the extent applicable) of (i) the plan documents (and all amendments thereto); (ii) all related trust agreements, insurance contracts and other funding documents; (iii) summary plan descriptions (and all material modifications); (iv) the most recent annual report, including Form 5500 filing; (v) the most recent financial statements and actuarial reports; (vi) the most recent favorable determination or opinion letter upon which the Company may rely; (vii) any material, non-routine correspondence with a Governmental Entity during the past three (3) years and (viii) written results of all required compliance testing for each of the three (3) most recent plan years. With respect to each material Seller Benefit Plan, Seller has made available to Buyer copies of the most recent summary plan description or a summary or written description of such Seller Benefit Plan.

(c) Each Company Benefit Plan (and, except as would not result in liability to Buyer, its Subsidiaries or the Company, each Seller Benefit Plan) has been established, maintained, funded and administered in accordance with its terms and with all applicable laws in all material respects, and the Company has met its obligations with respect to such Employee Benefit Plan. The Company and the Company Benefit Plans (and, except as would not result in liability to Buyer, its Subsidiaries or the Company, the Seller Benefit Plans) have been in compliance in all material respects, where applicable, with the applicable provisions of applicable laws, including ERISA and the Code.

(d) In the past three (3) years, there have been no termination proceedings or other claims (except routine claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or Seller Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan or Seller Benefit Plan, or, to Seller’s knowledge, investigations by any Governmental Entity involving any Company Benefit Plan or Seller Benefit Plan (and, to Seller’s knowledge, no fact or event exists that would reasonably be expected to give rise to any such termination proceeding or other claim, suit, proceeding or investigation), except, with respect to any Seller Benefit Plan, for any such termination proceeding or other claim, suit, proceeding or investigation that would not reasonably be expected to result in liability to Buyer, its Subsidiaries or the Company.

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(e) The Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, advisory, or opinion letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Seller’s knowledge, nothing has occurred whether by action or failure to act that would reasonably be expected to result in the loss of the qualified or exempt status of any such Employee Benefit Plan.

(f) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code. For the avoidance of doubt, no Company Benefit Plan is subject to Section 8.3(p) of this Agreement, irrespective of its status under Section 409A of the Code.

(g) All material contributions, premiums or payments required to be made under any Employee Benefit Plan have been made or, if not yet due, such amounts have been accrued in accordance with GAAP. With respect to the Employee Benefit Plans, no Security Interest, material Tax or other material penalty for which there are any unsatisfied liabilities has been imposed on the Company under the Code, ERISA or any other applicable Law, and there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any liabilities are outstanding.

(h) The Company has not at any time within the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or has had (or is reasonably expected to have) (including on account of an ERISA Affiliate) any liability in respect of: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan,” as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or a defined benefit pension plan, termination indemnity, jubilee payment or similar program in any jurisdiction. The Company does not have, and could not reasonably have, any liability or obligation in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees or directors except as required to comply with Section 4980B of the Code or any similar state law provision at the participant’s (or Seller’s) sole cost.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) could reasonably be expected to (i) result in any payment or benefit becoming due, or increase any benefits or compensation payable, to any current or former employee, director, individual independent contractor or other individual service provider of the Company, (ii) result in the acceleration of the time of a payment, funding or vesting of benefits or compensation or any loan forgiveness, (iii) result in any restriction on the right of the Company to merge, amend, terminate or transfer any Company Benefit Plan or (iv) give rise to payments or benefits that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

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(j) No Excluded Participants participate in a Company Benefit Plan. For purposes of this Agreement, the term “Excluded Participant” shall mean any participant in a Company Benefit Plan who is not Company Employee, Company Consultant or Former Company Employee (or a beneficiary or dependent thereof).

(k) There is no Contract, plan or arrangement which requires Seller or any of its Affiliates (including the Company), to pay a Tax gross-up or reimbursement payment to any Company Employee, Former Company Employee, Company Consultant or other individual service provider of the Company, including with respect to any Tax-related payments under Section 409A, Section 280G or Section 4999 of the Code.

(l) No Employee Benefit Plan is maintained or subject to the Laws of a jurisdiction outside of the United States, or covers any employee or other individual service provider outside of the United States.

2.19 Legal Compliance.

(a) The Company is, and for the past three (3) years has been, in compliance with all applicable Laws, except in each case where the failure to comply therewith is not and would not reasonably be expected to be material to the Company. There is no, and in the past three (3) years there has not been any, action, suit or proceeding alleging any failure to so comply, other than as is not and would not reasonably expected to be material to the Company. The Company has not conducted any internal investigations in the past three (3) years regarding alleged, possible or actual failures to comply in any material respect with any applicable Laws for which outside counsel or a forensic accounting firm were engaged.

(b) With respect to each Contract for services provided by the Company to any health care provider as a customer of the Company in the past three (3) years:

(i) such Contract is intended to comply with the federal Anti-Kickback Statute set forth at 42 U.S.C. § 1320a-7b(b), including, as applicable, the “safe harbor” regulations at 42 C.F.R. § 1001.952;

(ii) there has been no compensation exchanged, and there is no arrangement or understanding for compensation to be exchanged, between the parties to such Contract, except as expressly provided therein; and

(iii) the Company does not hold any investment interest in such customer, and such customer holds no investment interest in the Company, that would cause the Company to violate the Anti-Kickback Statute.

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2.20 Permits. The Company possesses all permits, licenses, certifications, accreditations, franchises or authorizations issued or required by any Governmental Entity used in and material to the conduct of the business of the Company (each, a “Material Permit”) and is not in violation of or default under any Material Permit, except for any violation or default that is not and would not reasonably be expected to be material to the Company. No such Material Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the Transactions, except for any revocation, termination or non-renewal that is not and would not reasonably be expected to be material to the Company. All Material Permits are valid and in full force and effect.

2.21 Environmental Matters.

(a) The Company is, and during the past three (3) years has been, in compliance with all applicable laws relating to pollution or protection of the environment (“Environmental Law”), except in each case where the failure to comply therewith is not and would not reasonably be expected to be material to the Company.

(b) There is no action, suit, or proceeding pending before any Governmental Entity to which the Company is a party alleging any failure of the Company to comply with Environmental Law.

(c) (i) The Company is not in violation of or default under any permit, license, franchise or authorization from any Governmental Entity issued pursuant to Environmental Law and used in and material to the conduct of the business of the Company and (ii) no such permit, license, franchise or authorization will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the Transactions, except, in any case referred to in either of the foregoing clauses (i) or (ii), for any violation, default, revocation, termination or non-renewal that is not and would not reasonably be expected to be material to the Company.

2.22 Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

2.23 Related Party Transactions. Except as set forth on Section 2.23 of the Disclosure Schedule (each Contract listed or required to be listed on Section 2.23 of the Disclosure Schedule, a “Related Party Contract”), the Company is not a party to any Contract (other than with respect to continuing employment and benefit matters) between the Company, on the one hand, and (a) Seller, any of its other Affiliates, or any officer, director or manager of the foregoing, or (b) any spouse, parent, child, sibling, aunt, uncle or first cousin (whether through blood, marriage or adoption) of any officer, director or manager of the Company (each of the persons described in clauses (a) and (b), an “Affiliated Person”), on the other hand. No Affiliated Person owns directly or indirectly on an individual or joint basis any Equity Securities (other than passive investments in publicly traded securities) in, or serves as a director, officer, manager or employee of, or consultant to, any customer or supplier of the Company.

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2.24 Absence of Certain Business Practices.

(a) During the past five (5) years, (i) the Company and, to Seller’s knowledge, the Representatives of the Company in their capacity as such have complied in all material respects with all applicable Specified Business Conduct Laws and (ii) the Company has not (A) received written notice of, made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, or conducted any internal investigation for which outside counsel or a forensic accounting firm was engaged concerning, any actual, alleged or potential violation of any Specified Business Conduct Law or (B) been a party to or the subject of any pending (or, to Seller’s knowledge, threatened) Action by or before any Governmental Entity (including receipt of any subpoena), in each case, related to any actual, alleged or potential violation of any Specified Business Conduct Law. During the past five (5) years, neither the Company nor, to Seller’s knowledge, any Representative of the Company in their capacity as such has offered, paid, authorized or promised to pay anything of value to any person for the purpose of improperly influencing any decision of any officer, employee, representative or body of any Governmental Entity (including any entity owned or controlled by any Governmental Entity) or improperly obtaining or retaining business or a business advantage. During the past five (5) years, the Company has not engaged in any transaction or direct or indirect dealings with (x) any person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC (as defined in Section 2.24(b)), the European Union or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant Governmental Entity or is otherwise subject to sanctions under any Specified Business Conduct Law or (y) any country or territory that is subject to country-wide or territory-wide sanctions under any Specified Business Conduct Law or any person that is located in or organized under the laws of any such country or territory, in each case of clauses (x) and (y), in respect of the Company.

(b) For purposes of this Agreement, “Specified Business Conduct Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper payments, (ii) all Laws imposing trade sanctions on any person, including, all Laws administered by the US Treasury Department Office of Foreign Assets Control (“OFAC”), all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo Laws, (iii) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State, and (iv) all anti-money laundering Laws (including related to recordkeeping and reporting requirements), including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act of 2002 and the UK Terrorism Act of 2000.

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2.25 Major Customers and Suppliers.

(a) Major Customers. Section 2.25(a) of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest customers of the Company, as determined based on the portion of the aggregate revenue of the Company attributable to such customer for (i) the twelve-month period ended December 31, 2023 and (ii) the six-month period ended June 30, 2024 (collectively, the “Major Customers”, and each, a “Major Customer”).

(b) Major Suppliers. Section 2.25(b) of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest service providers and vendors of the Company (other than landlords), as determined based on the portion of the aggregate cash expenditures of the Company for (i) the twelve-month period ended December 31, 2023 and (ii) the six-month period ended June 30, 2024 (collectively, the “Major Suppliers”, and each, a “Major Supplier”).

(c) Since December 31, 2023, no Major Customer or Major Supplier has provided the Company with written or, to Seller’s knowledge, oral notice (i) that it will or is threatening to (A) terminate its business relationship with the Company or that it intends not to renew any agreement that has not expired in accordance with its terms or (B) materially and adversely modify the volume or terms of any business conducted with the Company, (ii) in the case of a Major Customer, requesting a material decrease in the prices paid to the Company, other than in the Ordinary Course of Business pursuant to the terms of the underlying Contract with such Major Customer, or (iii) in the case of a Major Supplier, requesting a material increase in the prices charged to the Company, other than in the Ordinary Course of Business pursuant to the terms of the underlying Contract with such Major Supplier; provided, however, that, the fact that any particular Contract with any Major Customer or Major Supplier is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

2.26 Health Care Laws.

(a) The Company is, and for the past three (3) years has been, in compliance in all material respects with all Laws, to the extent applicable, relating to the regulation, provision or administration of, or the billing, coding, documentation, reimbursement or payment for, healthcare services and items, including: (i) Medicare (Title XVIII of the Social Security Act); (ii) Medicaid (Title XIX of the Social Security Act); (iii) the federal TRICARE statute (10 U.S.C. § 1071 et seq.) (iv) anti-kickback, false claims, self-referral and fraud and abuse Laws, including the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark law (42 U.S.C. § 1395nn); the False Claims Act (31 U.S.C. §§ 3729 et seq.); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58); all criminal Laws relating to health care fraud and abuse, including the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA; the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); the Exclusion Laws (42 U.S.C. § 1320a-7); and the beneficiary anti-inducement law (42 U.S.C. 1320a–7a(a)(5)); (v) HIPAA and (vi) and all applicable federal, state, and local licensing, accreditation, fee splitting, state anti-kickback, false claims, fraud and abuse, self-referral, utilization review, utilization review, revenue cycle management, billing, coding, clinical documentation, claims processing and submission, reimbursement Laws and requirements of any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Entity, any other health care or payment program financed in whole or in part by any federal, state or local government, and any non-government funded third party payor program (each, a “Third-Party Payor”) (collectively, “Health Care Laws”).

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(b) The Company has not received any written or, to Seller’s knowledge, oral communication from a Governmental Entity, a Third-Party Payor or other person of any non-compliance in any material respect with, or any Action under, any Health Care Law. To Seller’s knowledge, no person has filed or has threatened to file any Action against the Company or any of its officers, directors or employees under the False Claims Act (31 U.S.C. § 3729 et seq.) or similar state whistleblower laws. The Company has not made any voluntary disclosures to any Governmental Entity or Third-Party Payor of any actual or potential violations of Health Care Laws and no such voluntary disclosure is currently contemplated.

(c) To Seller’s knowledge, no customer has been subject to any Action by, or received any written or, to Seller’s knowledge, oral communication from, any Governmental Entity or Third-Party Payor of any potential non-compliance with Health Care Laws or Third-Party Payor requirements relating to services performed by the Company. During the past three (3) years, the Company has not received any written or, to Seller’s knowledge, oral communication from any customer requesting a refund or otherwise adjusting the fees paid to the Company or making any indemnification claim or other demand under any contract relating to any potential non-compliance with Health Care Laws or Third-Party Payor requirements, or any overpayment demand or other Action by any Governmental Entity.

(d) The Company is not a party to, and does not have any ongoing reporting, disclosure or compliance obligations pursuant to or under, any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement agreement or any other order or similar contract with or imposed by any Governmental Entity with respect to any Health Care Law.

(e) Neither the Company nor any of its directors, officers, employees or independent contractors nor, to Seller’s knowledge, any of its other agents, (i) have been convicted of any violation of Healthcare Laws; (ii) have been or are currently excluded, suspended, debarred, terminated from participation, or subject to revocation or otherwise ineligible to participate, in any has been debarred, excluded or suspended from, or are otherwise ineligible to participate in, any federal health care program, as such term is defined in 42 U.S.C. § 1320a-7b(f), or other Third-Party Payor program, or (iii) are listed on the excluded individuals list published by the OIG (https://exclusions.oig.hhs.gov) or on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (https://sam.gov/content/exclusions).

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(f) All employees and independent contractors of the Company who are required to hold a Permit to provide professional services for or on behalf of the Company (the “Licensed Personnel”) (i) are, and for the past three (3) years have been, properly licensed and certified and in good standing with the applicable Governmental Entity and (ii) are performing, and for the past three (3) years have performed, such services in compliance in all material respects with Health Care Laws. There is no, and in the past three (3) years there has not been any, Action pending or threatened in writing or, to Seller’s knowledge, orally or under investigation regarding the Licensed Personnel.

2.27 Insurance. Section 2.27 of the Disclosure Schedule contains a correct and complete list of all policies of fire, liability, workers’ compensation, property, casualty, and other forms of insurance maintained by Seller or any of its Affiliates in respect of the Company (“Insurance Policies”). Seller has made available to Buyer true and correct copies of the Insurance Policies (or the applicable binder). With respect to each Insurance Policy: (a) all premiums due and payable with respect thereto have been paid in a timely manner, (b) such policy is in full force and effect, (c) there is no existing default or event, which with the giving of notice, lapse of time or both, would constitute a default under any such policy, (d) no written notices of cancelation or modification have been received by Seller or its applicable Affiliates with respect to such policy (other than in connection with ordinary renewals), (e) Seller and its Affiliates are in compliance with the terms and conditions of such policy in all material respects and (f) no material claims with respect to the Company are pending, or were not timely submitted, under such policy.

2.28 Joint Venture. The representations and warranties set forth in Section 2.8, Section 2.9(e), Section 2.9(h), Section 2.9(m), Section 2.19 and Section 2.24 relating to the Company shall apply mutatis mutandis to the Joint Venture (as if the Joint Venture were the Company, solely for this purpose); provided, however, that solely for purposes of this Section 2.28, each such representation or warranty shall be limited solely to Seller’s knowledge insofar as such representation or warranty relates to the Joint Venture.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements set forth in this ARTICLE III are true and correct as of the date hereof:

3.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

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3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other applicable Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is a party (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Seller, constitute or (when executed and delivered) will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the organizational documents of Buyer;

(b) require on the part of Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the Transactions or perform its obligations hereunder (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Litigation.

(a) There are no actions, suits, or proceedings before any Governmental Entity pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

(b) For purposes of this Agreement, the terms “to Buyer’s knowledge,” “known by Buyer” or other words of similar meaning shall mean the actual knowledge on the date hereof of the individuals listed on Schedule 3.4(b), after reasonable inquiry of such individual’s direct reports, and shall not refer to the knowledge of any other person.

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3.5 Investment Intent. Buyer is acquiring the Equity Interests for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Equity Interests have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Equity Interests, and that it can bear the economic risk of an investment in the Equity Interests and (b) it has had the opportunity to conduct an independent due diligence review of the Company.

3.6 Financing.

(a) Credit Agreement. Prior to or concurrently with the execution of this Agreement, Buyer has delivered to Seller true and complete copies of (i) that certain Credit Agreement, dated as of August 7, 2024, by and among Buyer, Coding Solutions Holdings, Inc., a Delaware corporation, each lender from time to time party thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent (the “Credit Agreement”), and (ii) the related Fee Letters (as defined in the Credit Agreement) which Fee Letters have been redacted to remove only those items related to specific fees payable to a financing source and other economic terms (collectively, the “Debt Fee Letter”).

(b) Sufficiency of Financing. Buyer has access to immediately available funds in the form of a delayed draw term facility pursuant to the Credit Agreement (the loans to be drawn under such delayed draw term facility in order to fund a portion of the Transactions, the “DDTL Loans”), subject solely to the satisfaction of the conditions set forth in Section 4.02 and the first sentence of Section 2.01(a)(ii) of the Credit Agreement (such conditions, the “DDTL Conditions”). Assuming the DDTL Conditions and the conditions set forth in Section 5.1 of this Agreement are satisfied as of the Closing, the DDTL Loans will be, when taken together with Buyer’s unrestricted and immediately available cash on hand, in the aggregate, sufficient to pay all amounts to be paid by Buyer pursuant to Section 1.3(b)(ii)(A) and Section 1.3(b)(ii)(B) on the Closing Date and to pay all fees and expenses required to be paid at the Closing by Buyer. As of the date of this Agreement, the DDTL Loan commitments contained in the Credit Agreement have not been withdrawn, terminated or rescinded in any respect. There are no other contracts, agreements, side letters or arrangements to which Buyer is a party that could affect the availability of the DDTL Loans on the Closing Date, other than as expressly set forth in the Credit Agreement and the Debt Fee Letter. Other the DDTL Conditions, there are no conditions precedent related to the funding of the full amount of the DDTL Loans contemplated to be funded at Closing.

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(c) Validity. As of the date of this Agreement, the Credit Agreement and the Debt Fee Letter are each in full force and effect and constitute the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, each other party thereto, enforceable against Buyer and, to the knowledge of Buyer, each other party thereto, as applicable, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any DDTL Condition, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party pursuant to the Credit Agreement that could in either case result in the failure of the funding obligations in respect of the DDTL Loans (it being understood that Buyer is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in ARTICLE II or Seller’s compliance hereunder). Buyer has delivered on or before the date hereof written notice (the “LCT Provisions Notice”) to the administrative agent under the Credit Agreement (with a copy to Seller) stating that, pursuant to Section 1.02(i) of the Credit Agreement, Buyer has opted to treat the funding of the DDTL Loans as a Limited Condition Transaction (as defined in the Credit Agreement) subject to the LCT Provisions (as defined in the Credit Agreement).

3.7 Solvency. Buyer is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates or of the Company. Assuming (a) satisfaction or waiver of the conditions to Buyer’s obligation to consummate the Closing, (b) immediately prior to the Closing, the Company is Solvent and (c) the most recent projections, forecasts or revenue or earnings predictions regarding the Company prepared by or on behalf of Seller and made available to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, then immediately after giving effect to the Transactions (including the incurrence of the DDTL Loans) and the Closing, and the payment of the aggregate Purchase Price, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of Buyer, Buyer will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the fair value of the assets of such person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities (including a reasonable estimate of the amount of all contingent liabilities), of such person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the reasonably probable liability of such person and its Subsidiaries on a consolidated basis on their debts and other liabilities (including a reasonable estimate of the amount of all contingent liabilities), as such debts and other liabilities become absolute and matured, (c) such person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and (d) such person and its Subsidiaries on a consolidated basis will be able to pay their debts and reasonably probable liabilities (including a reasonable estimate of the amount of all contingent liabilities), as such debts and liabilities become absolute and matured.

3.8 Management Agreements. Buyer has provided Seller copies of any contracts and agreements between Buyer or any of its Affiliates, on the one hand, and any Company Employee, on the other hand, entered into as of the date hereof and that would become effective upon the consummation of the transactions contemplated by this Agreement.

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3.9 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller or any of its Affiliates would be liable.

3.10 No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE II (each as qualified by the relevant sections of the Disclosure Schedule) and any representations and warranties expressly and specifically set forth in any other Transaction Documents, (a) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to any Equity Interest or the Company, including with respect to any information provided or made available to Buyer or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, (b) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, or the use by Buyer or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, of any such information provided or made available to any of them by Seller or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, including any estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, of any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda or management presentations, whether in anticipation or contemplation of the Transactions or otherwise, and (c) none of Buyer, or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof). Notwithstanding anything to the contrary in this Section 3.10, nothing in this Section 3.10 shall limit any claim for Fraud.

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3.11 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Buyer and its Affiliates, and their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, and their respective equityholders, directors, managers, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, and their respective equityholders, directors, mangers, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, and that (subject to the express representations and warranties of Seller set forth in ARTICLE II (in each case as qualified by the relevant sections of the Disclosure Schedule) and any representations and warranties expressly and specifically set forth in any Transaction Documents) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against Seller or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person, with respect thereto. Accordingly, Buyer hereby acknowledges and agrees that none of Seller or any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), except for the express representations and warranties of Seller set forth in ARTICLE II (in each case as qualified by the relevant sections of the Disclosure Schedule) and any representations and warranties expressly and specifically set forth in any other Transaction Documents. Notwithstanding anything to the contrary in this Section 3.11, nothing in this Section 3.11 shall limit any claim for Fraud.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts.

(a) Subject to the terms hereof, including Sections 4.1(b), 4.1(c) and 4.1(f) (but without limiting Buyer’s obligations under Sections 4.1(d) and 4.1(e)), from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VI (the “Pre-Closing Period”): (i) each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable on the terms and subject to the conditions set forth in this Agreement; (ii) each Party shall use its commercially reasonable efforts to obtain, as promptly as reasonably practicable, from any Governmental Entity any consent, license, permit, waiver, approval or authorization (a “Consent”) or order required to be obtained by such Party or any of its Affiliates as necessary to consummate the Transactions; and (iii) Seller (at its own expense) shall use commercially reasonable efforts to give all notices to, and obtain all consents from, third parties that are described in Section 2.4 of the Disclosure Schedule (provided that none of Buyer, Seller or the Company shall be obligated pursuant to this clause (iii) to (nor, without Buyer’s prior written consent, shall Seller or the Company) pay any consideration therefor to any third party from whom consent is requested pursuant to this clause (iii) or grant any accommodation to any such third party in order to obtain such consent).

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During the Pre-Closing Period, each Party shall (x) reasonably cooperate with the other Party in connection with the making of any filing or submission required under any applicable law in connection with the Transactions, including providing copies of any such filing or submission to the other Party and its advisors prior to filing or submitting and, if requested by the other Party, accepting reasonable additions, deletions or changes suggested in connection therewith and (y) furnish to the other Party all information required for any filing or other submission to be made pursuant to any applicable law in connection with the Transactions. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 4.1(a) shall modify or affect their respective rights and responsibilities under Sections 4.1(b) or 4.1(c) or modify or affect Buyer’s obligations under Sections 4.1(d) or 4.1(e).

(b) Without limiting the generality of the foregoing, each Party shall as soon as reasonably practicable and in any event within seven (7) Business Days following the date of this Agreement make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the Transactions.

(c) Subject to the terms hereof, and without limiting Buyer’s obligations under Sections 4.1(d) and 4.1(e), during the Pre-Closing Period, each Party shall cooperate and use its reasonable best efforts to promptly (i) obtain any government clearances or approvals required for the Closing under applicable law (including any applicable Antitrust Law (as defined in Section 4.1(g)(i))) and (ii) respond to any government requests for information under any applicable law (including any applicable Antitrust Law). Except to the extent prohibited by applicable law, during the Pre-Closing Period, each Party will consult and cooperate with the other Party, and consider in good faith the views of the other Party, in connection with, and provide to the other Party in advance, any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by or on behalf of such Party in connection with any proceeding in connection with the Transactions under or relating to any applicable Antitrust Law. To the extent not prohibited by applicable law or Governmental Entities reviewing the Transactions, during the Pre-Closing Period, the Parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities. Notwithstanding anything in this Agreement to the contrary, Buyer shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws, subject to good faith consultations with Seller. Buyer shall bear the filing fees associated with filings made with any Governmental Entity in connection with the Transactions, including any such filings under the Hart-Scott-Rodino Act.

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(d) Notwithstanding anything to the contrary in this Agreement, Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), effective as of the Closing (it being understood that Buyer shall be obligated to commit prior to the Closing to take such actions effective as of the Closing), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company in order to avoid the entry of, or to effect the dissolution of, any judgment, order (whether temporary, preliminary or permanent), decree, stipulation or injunction issued under or with respect to any applicable law (including any Antitrust Order), which would have the effect of preventing or delaying the Closing beyond the Outside Date (as defined in Section 6.1(f)), unless such actions collectively would have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its Affiliates. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, commercially reasonable efforts shall not obligate Buyer to propose, negotiate, offer to commit or effect (and if such offer is accepted, commit to and effect) by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Buyer (other than the Company effective as of the Closing), or otherwise offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer (other than the Company effective as of the Closing).

(e) Prior to the Closing, Buyer shall not, and shall not permit any of [***], [***] or their respective Subsidiaries to, acquire (or enter into an agreement to acquire) any equity interests or assets of any entity if such transaction is reasonably likely to materially delay the receipt of, or materially impact the ability of the Parties (or either Party) to obtain, any Consent or order from a Governmental Entity necessary for the consummation of the Transactions.

(f) Notwithstanding anything to the contrary (but except as provided in clause (iii) of Section 4.1(a)), neither Seller nor any of its Affiliates shall be required to make any payment or incur any liability or obligation in connection with the fulfillment of Seller’s obligations under this Section 4.1. For all purposes of this Section 4.1, Buyer’s “reasonable best efforts” shall not require Buyer to take any action or refrain from taking any action with respect to any of its Affiliates.

(g) For purposes of this Agreement:

(i) “Antitrust Law” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade; and

(ii) “Antitrust Order” means any judgment, injunction, Order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

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4.2 Reserved.

4.3 Operation of Business.

(a) Except (i) as expressly required by this Agreement (or as permitted by Section 4.12), (ii) as required by applicable Law, (iii) as set forth on Schedule 4.3, or (iv) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall cause the Company to (A) conduct the business of the Company (and the business of the Joint Venture, to the extent of the Company’s right to vote with respect to or consent to actions to be taken by the Joint Venture) in the Ordinary Course of Business (provided, however, that Seller and the Company shall be permitted to (x) accept capital contributions, loans or other payments from Seller or any of its Affiliates at any time prior to 12:01 a.m. Eastern time on the Closing Date (provided, further that any such loans are repaid or otherwise eliminated in accordance with Section 4.5(a)); and (y) use any and all cash, cash equivalents and other short term liquid investments to pay dividends or make distributions, repay loans or make other payments to Seller or any of its Affiliates (so long as all such payments are made in full prior to 12:01 a.m. Eastern time on the Closing Date)) and (B) use commercially reasonable efforts to maintain and preserve intact the Company’s organization and goodwill and preserve the Company’s relationships with its employees, customers, lenders, suppliers, regulators and others having relationships with the Company.

(b) Except (w) as expressly required by this Agreement (or as permitted by Section 4.12 or the provisos to clause (A) of Section 4.3(a)), (x) as required by applicable Law or (solely with respect to sub-clauses (vii), (viii) and (ix) of this Section 4.3(b)) by any agreement in effect on the date hereof that is identified on the Disclosure Schedule, (y) as set forth on Schedule 4.3, or (z) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall not (with respect to the Company), and shall cause the Company not to (and shall cause the Company not to, in exercising its right to vote or consent with respect to any matter presented to it for its vote or consent in its capacity as a member of the Joint Venture, vote in favor of or consent to the Joint Venture doing any of the following):

(i) take any action set forth in clause (z) of Section 2.7 (applied as if such action were taken prior to the date hereof);

(ii) amend the Organizational Documents of the Company or the Joint Venture;

(iii) mortgage, pledge or subject to any Security Interest (other than a Permitted Security Interest) any of the Company’s or the Joint Venture’s assets or properties;

(iv) adopt any plan of merger, consolidation, reorganization, recapitalization, restructuring, liquidation or dissolution, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any such Law;

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(v) enter into or agree to enter into any partnership or joint venture;

(vi) [intentionally omitted];

(vii) (A) enter into, amend, modify, accelerate, extend or renew any Designated Contract or any Contract that would have been a Designated Contract if in effect as of the date hereof outside of the Ordinary Course of Business, or (B) terminate any Designated Contract or other such Contract (other than any termination pursuant to the expiration of the term thereof);

(viii) except as may be required by applicable Law or under any Contract or Company Benefit Plan (in each case, existing on the date hereof and that has been provided to Buyer), (A) grant any increase (or promise any increase) in compensation or benefits to any Company Employee, Company Consultant or other current or former individual service provider of the Company (except, with respect to employees whose annual base salary is less than $150,000 or whose hourly rate would annualize to less than such amount assuming full time employment (if such individual is a full-time employee or as though the employee were, if not full-time) with no overtime (“Salary Equivalent Amount”), for increases in annual base salary or hourly wage rates in the ordinary course of business consistent with past practice but in any event not to exceed 3% of annual base salaries and Salary Equivalent Amounts in the aggregate for such employees as of the date of this Agreement or 5% of annual base salary or hourly wage rate for any individual, as of the date of this Agreement), (B) adopt, establish, amend or terminate any Company Benefit Plan (or, with respect to the Company Employees, Company Consultants or other individual service providers of the Company, any other Employee Benefit Plan), or any agreement, plan, policy or arrangement that would constitute an Employee Benefit Plan if it were in existence on the date hereof, or increase or promise to increase any benefits thereunder except as required by Law or as a result of broad-based changes to group healthcare benefits made in the ordinary course of business consistent with past practice and applied across Seller’s Affiliates to substantially all of Seller and its Affiliates’ similarly situated employees or (C) enter into, amend, extend or terminate any collective bargaining agreement or recognize any union or other labor organization as the bargaining representative for any Company Employees;

(ix) (A) hire, promote, demote or terminate (other than for cause) any Company Employee, except for the hiring, in the Ordinary Course of Business, of Company Employees whose annual base salary or Salary Equivalent Amount is less than $150,000 (or would be so if the Company Employee worked full-time) or (B) internally transfer or otherwise alter the duties and responsibilities of any employee of Seller or any of its Affiliates in a manner that affects whether such employee is or is not a Company Employee;

(x) create any trial balance account or other line item for current assets or current liabilities of the Company other than those identified on Schedule 1.4(a)(x); or

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(xi) agree or commit to do anything prohibited by this Section 4.3.

4.4 Access. Subject to compliance with applicable Law and pre-existing contractual obligations regarding proprietary information of third parties, during the Pre-Closing Period, Seller shall cause the Company to permit Buyer and its Representatives to have reasonable access (at reasonable times, on reasonable prior written notice, and in a manner so as not to interfere with the normal business operations of the Company) to the management personnel, premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Company for reasonable business purposes; provided, however, that no environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions, shall be permitted. Notwithstanding any provision of this Section 4.4 to the contrary, no such access shall be permitted to the extent that it would (a) violate any Law, (b) breach the terms of a confidentiality agreement or other Contract with a third party. (c) result in the disclosure of a trade secret or (d) in the reasonable determination of Seller’s legal counsel, jeopardize protections afforded Seller or any of its Affiliates under attorney-client or other legal privilege or constitute a waiver of rights as to attorney work product or attorney-client privilege . If any information is withheld pursuant to the immediately preceding sentence, Seller shall inform Buyer of the general nature of the information that is being withheld and cooperate in good faith to design and implement alternative disclosure arrangements (including, if applicable, entry into a joint defense agreement) to enable Buyer to evaluate any such information without violating any such Law, breaching any such confidentiality agreement or other Contract, disclosing any such trade secret or jeopardizing or waiving any such privilege. Buyer acknowledges that it remains bound by the confidentiality agreement, dated March 20, 2024, previously entered into between CorroHealth, Inc. and Seller and the Clean Team Agreement, dated June 21, 2024, between CorroHealth, Inc. and Seller (such agreements, together, the “Confidentiality Agreement”). The execution of this Agreement shall constitute written consent pursuant to the Confidentiality Agreement to all actions by Buyer and its Affiliates expressly contemplated by this Agreement.

4.5 Elimination of Intercompany Items; Termination of Related Party Contracts.

(a) Effective as of no later than immediately prior to 12:01 a.m. Eastern Time on the Closing Date, all payables, receivables, liabilities and other obligations between the Company, on the one hand, and Seller and any of its Affiliates (other than the Company), on the other hand, shall be eliminated in full without any further or continuing liability and in a manner that does not give rise to any Tax liability of Buyer or the Company in any taxable period (or portion thereof) beginning after the Closing Date.

(b) Prior to the Closing Date, Seller shall terminate or cause to be terminated, with no further liability or obligation thereunder, all Related Party Contracts, other than the contracts set forth on Schedule 4.5(b).

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4.6 Form W-9. Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer a duly executed IRS Form W-9 for each of Seller and Owner (or, if Owner is a disregarded entity for U.S. federal income tax purposes, its regarded owner).

4.7 Debt Financing.

(a) No Amendments to Credit Agreement. Subject to the terms and conditions of this Agreement, Buyer will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Credit Agreement or Debt Fee Letter, if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the delayed draw term facility thereunder in a manner that would prevent Buyer from having sufficient funds to pay the Purchase Price and other expenses required to be paid by Buyer hereunder on the Closing Date, when combined with any unrestricted and immediately available cash on hand available to Buyer; (ii) impose new or additional DDTL Conditions or otherwise expand, amend or modify any of the DDTL Conditions in a manner that would reasonably be expected to (A) delay or prevent the Closing; or (B) make the timely funding of the DDTL Loans, or the satisfaction of the conditions to obtaining the DDTL Loans, in each case, less likely to occur in any material respect; or (iii) adversely impact the ability of Buyer to enforce its rights under the Credit Agreement. Buyer shall not rescind or modify the LCT Provisions Notice without Seller’s written consent. Any reference in this Agreement to (1) the “DDTL Loans” will include the DDTL Loans contemplated by the Credit Agreement as amended or modified in compliance with this Section 4.7, or as replaced with any alternative debt financing to the extent such alternative debt financing is necessary to allow Buyer to have sufficient funds to pay the Purchase Price and other expenses required to be paid by Buyer hereunder on the Closing Date, when combined with any unrestricted and immediately available cash on hand available to Buyer (an “Alternative Debt Financing”); and (2) “Credit Agreement” and “Debt Fee Letter” will include such documents as amended or modified in compliance with this Section 4.7, or as replaced with any Alternative Debt Financing.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the DDTL Loans on the terms and conditions set forth in the Credit Agreement, including using its reasonable best efforts to (i) maintain in effect the commitments in respect of the DDTL Loans in accordance with the terms and subject to the conditions of the Credit Agreement; provided that Buyer may modify or amend the Credit Agreement as permitted by this Section 4.7; (ii) satisfy on a timely basis all DDTL Conditions that are within the Buyer’s control; (iii) consummate the funding of the DDTL Loans at or prior to the Closing; and (iv) enforce its rights pursuant to the Credit Agreement. Buyer shall keep Seller reasonably informed of the status of Buyer’s efforts to consummate the funding of the DDTL Loans. Buyer shall give Seller prompt notice of any material breach or default by any party to the Credit Agreement, in each case of which Buyer has become aware, and any purported termination or repudiation by any party of DDTL Loan commitments, in each case of which Buyer has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Credit Agreement, in each case that could result in the failure of the funding obligations in respect of the DDTL Loans.

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4.8 Financing Cooperation.

(a) Cooperation. Seller shall, and shall cause the Company to, use commercially reasonable efforts, at Buyer’s sole cost and expense, to provide Buyer with such reasonable cooperation in connection with obtaining the DDTL Loans as is customary and reasonably requested by Buyer, provided that such requested cooperation does not, in Seller’s reasonable judgment, unreasonably interfere with the ongoing business or operations of Seller or any of its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of Seller or any of its Affiliates. Such cooperation will include reasonably promptly responding to any reasonable and customary diligence inquiries of the banks engaged for, or the lenders in, the Credit Agreement. The foregoing shall not include (or be deemed to require preparation of) any (A) pro forma financial statements or adjustments or projections or (B) financial statements in respect of Seller’s Subsidiaries (other than the Company). In no event shall Seller or any of its Affiliates (other than, after the Closing, the Company) be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Credit Agreement, the DDTL Loans, the Debt Fee Letter or any of the foregoing. In addition, nothing in this Section 4.8 shall require any action that would conflict with or violate Seller’s or any of its Affiliates’ organizational documents or any laws, rules or regulations. None of Seller or any of its Affiliates (other than the Company solely to the extent effectiveness of any such document is conditioned upon the occurrence of the Closing) or any of their respective officers, directors, managers or employees, in each case in their respective capacities as such, shall be required to execute or enter into or perform any agreement, certificate or other document, or to pass any resolution or consent, with respect to the Credit Agreement, the DDTL Loans or the Debt Fee Letter. Nothing contained in this Section 4.8 or otherwise shall require Seller or any of its Affiliates (other than the Company, solely to the extent any such requirement is conditioned upon the occurrence of the Closing) to be an issuer or obligor with respect to the Credit Agreement, the DDTL Loans or the Debt Fee Letter.

(b) Reimbursement; Indemnification. Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its Representatives in connection with obtaining the DDTL Loans, including the cooperation of Seller or any of its Representatives contemplated by this Section 4.8 and the compliance by Seller or any of its Representatives with its obligations under this Section 4.8. Buyer shall indemnify and hold harmless Seller and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with obtaining the DDTL Loans and any information used in connection therewith, including compliance by Seller or any of its Representatives with the obligations under this Section 4.8, except to the extent resulting from the gross negligence, fraud or willful misconduct of Seller or any of its Representatives.

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(c) No Exclusive Arrangements. In no event shall Buyer or any of its Affiliates (which for purposes of this Section 4.8(c) shall be deemed to include each direct or indirect investor or potential investor in Buyer, or any of Buyer’s or any such investor’s financing sources or potential financing sources or other representatives), without the prior written consent of Seller, (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis in connection with the Transactions (other than arrangers, bookrunners, agents and other customary titles and roles in connection with the Credit Agreement) or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to Seller or any of its Affiliates or in connection with the Transactions.

(d) Confidentiality.All non-public or otherwise confidential information regarding Seller or any of its Affiliates obtained by Buyer or its Representatives pursuant to this Section 4.8 shall be kept confidential in accordance with the Confidentiality Agreement (prior to the Closing) and Section 8.1(f) (following the Closing); provided that, Buyer may provide such information to potential sources of capital and to rating agencies and actual and prospective lenders under the Credit Agreement subject to customary confidentiality arrangements with such persons regarding such information.

(e) Use of Logos. Seller hereby consents to the use of the Company’s and the Joint Venture’s logos in a customary manner in connection with obtaining the DDTL Loans; provided that such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect the Company or the Joint Venture or the reputation or goodwill of the Company or the Joint Venture or any of their respective products, services or offerings.

4.9 No Financing Condition. Buyer acknowledges and agrees that obtaining the DDTL Loans is not a condition to the Closing. If the DDTL Loans have not been obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in ARTICLE V, to consummate the Transactions.

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4.10 Exclusivity. During the Pre-Closing Period, Seller shall not, shall cause its Affiliates not to, and shall not authorize any other Representatives of Seller to, directly or indirectly, (a) knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than Buyer and its Representatives) concerning (i) the purchase of any of the Equity Interests, (ii) a merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or (iii) the purchase of any assets of the Company, other than any purchase of assets in the Ordinary Course of Business or any purchase of immaterial (in the aggregate) assets (each such transaction (other than any such transaction with Buyer or any of its Affiliates) being referred to herein as a “Proposed Acquisition Transaction”) or (b) enter into any agreement, arrangement or understanding with respect to a Proposed Acquisition Transaction. Seller shall not, shall cause its Affiliates not to, and shall direct the other Representatives of Seller not to, release any third party from, or waive any provision of, any confidentiality agreement to which Seller or any of its Affiliates is a party to the extent such release or waiver applies to information relating to the Company. Seller shall, shall cause its Affiliates to, and shall direct the other Representatives of Seller to, (i) promptly cease and cause to be terminated any existing discussions or negotiations with any person (other than Buyer and its Representatives) conducted prior to the date hereof with respect to any Proposed Acquisition Transaction, (ii) terminate access to the Data Room to all such persons (other than potential acquirers of the government services business operated by Seller and certain of its Subsidiaries; provided that access to any documents in the Data Room to the extent exclusively relating to the Company, the Joint Venture or the Business will be terminated for such potential acquirers) and (iii) send “return or destroy” letters to all persons (other than Buyer and its Representatives) to whom Seller disclosed confidential information prior to the date hereof with respect to any Proposed Acquisition Transaction (provided that, in the case of potential acquirers of the government services business operated by Seller and certain of its Subsidiaries, such potential acquirers will only be asked to return or destroy confidential information to the extent exclusively relating to the Company, the Joint Venture or the Business).

4.11 Officer Resignations. On or prior to the Closing Date, Seller shall use commercially reasonable efforts to deliver (or cause to be delivered) to Buyer a written resignation of each officer of the Company who is not a Continuing Employee (resigning such officer’s position as an officer of the Company (but not resigning any employment with Seller or any of its Subsidiaries)), which resignation shall be effective as of the Closing.

4.12 Transfer of Equity Interests. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date, the Equity Interests are permitted to be transferred to Seller or any wholly owned Subsidiary of Seller (including by way of distribution by Member to Seller) as described on Schedule 4.12, and no such transfer shall in and of itself result in a breach of any representation, warranty, covenant or agreement set forth in this Agreement; provided, however, that the Company shall at all times through the Closing remain classified as a disregarded entity for U.S. federal income tax purposes. For purposes of this Agreement, “Owner” means Seller or the wholly owned Subsidiary of Seller that owns the Equity Interests as of immediately prior to the Closing. Seller shall provide Buyer with written notice of the identity of Owner at least three (3) Business Days prior to the Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions as of the Closing:

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(a) (i) the representations and warranties of Seller set forth in ARTICLE II (other than the representations and warranties set forth in Section 2.1(a), Section 2.1(b), Section 2.1(d), Section 2.2, Section 2.3, clause (a) of Section 2.4, Section 2.5(a), Section 2.5(c) and Section 2.22 (the “Specified Seller Representations”)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made solely as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clause (B) of this clause (i)) and (B) where the failure to be true and correct (without giving effect to any limitation or qualification as to “materiality”, including the words “material” or “Material Adverse Effect” set forth therein) has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, and (ii) the Specified Seller Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made solely as of a particular date, in which case such representations and warranties shall be true and correct in all respects (except for de minimis inaccuracies) as of such date;

(b) Seller shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 5.1(a), Section 5.1(b) and Section 5.1(f) is satisfied;

(d) no Law, judgment, Order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents, makes illegal or prohibits the consummation of the Transactions;

(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(f) no Material Adverse Effect shall have occurred since the date of this Agreement; and

(g) Seller shall have delivered (or caused to be delivered) all of the items required to be delivered (or caused to be delivered) by it pursuant to Section 1.3(b).

5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

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(a) (i) the representations and warranties of Buyer set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.9 (the “Specified Buyer Representations”)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made solely as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clause (B) of this clause (i)) and (B) where the failure to be true and correct (without giving effect to any limitation or qualification as to “materiality”, including the words “material” or “Buyer Material Adverse Effect” set forth therein) has not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect, and (ii) the Specified Buyer Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made solely as of a particular date, in which case such representations and warranties shall be true and correct in all respects (except for de minimis inaccuracies) as of such date;

(b) Buyer shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 5.2(a) and Section 5.2(b) is satisfied;

(d) no Law, judgment, Order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents, makes illegal or prohibits the consummation of the Transactions;

(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

(f) Buyer shall have delivered (or caused to be delivered) all of the items required to be delivered (or caused to be delivered) by it pursuant to Section 1.3(b) (except for the payments to be made pursuant to Section 1.3(b)(ii)(A) and Section 1.3(b)(ii)(B), which payments will be made on the Closing Date as promptly as practicable after the Closing).

ARTICLE VI

TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement, by written notice to Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not curable or shall not have been cured or waived by the earlier of (A) the date that is 30 days following receipt by Seller of written notice of such breach or failure to perform from Buyer and (B) the Outside Date;

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(c) Seller may terminate this Agreement, by written notice to Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not curable or shall not have been cured or waived by the earlier of (A) the date that is 30 days following receipt by Buyer of written notice of such breach or failure to perform from Seller and (B) the Outside Date;

(d) Seller may terminate this Agreement, by written notice to Buyer, if (i) all conditions set forth in Section 5.1 have been and remain satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied on the date the Closing is required to occur), (ii) Buyer fails to consummate the Closing by the later of (A) the date the Closing is required to have occurred pursuant to Section 1.3(a) or (B) within three (3) Business Days after the date on which Seller delivered its written confirmation pursuant to the following clause (iii) (provided that Seller remains ready to consummate the Closing as of immediately prior to the expiration of such period), and (iii) Seller has irrevocably confirmed in a written notice delivered to Buyer that Seller is ready, willing and able to consummate the Closing subject only to the satisfaction of closing conditions that by their nature are to be satisfied by actions taken at the Closing;

(e) either Party may terminate this Agreement if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Order, decree or ruling, or if any Law shall come into effect after the date hereof, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(f) either Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before October 6, 2024 (the “Outside Date”); provided, that if, on such date, a condition set forth in Section 5.1(d) or 5.2(d) (in each case as a result of any judgment, order, decree, stipulation or injunction related to any Antitrust Law) or Section 5.1(e) or 5.2(e) shall not have been satisfied or waived, but all other conditions precedent under Section 5.1 or Section 5.2 shall have been satisfied or waived (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction or waiver of those conditions that by their terms are to be satisfied or waived at the Closing), then the Outside Date shall automatically be extended to December 5, 2024;

provided, however, that neither Party may terminate this Agreement pursuant to (i) any of Sections 6.1(b) – 6.1(c) if such Party is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement such that the conditions to the other Party’s obligation to consummate the Transactions in Section 5.1 or Section 5.2, as applicable, would not be satisfied or (ii) any of Sections 6.1(e) – 6.1(f) if a material breach by such Party of any of its agreements or covenants contained in this Agreement is the primary cause of, or primarily resulted in, the basis for termination.

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6.2 Effect of Termination.

(a) Except as set forth in Section 6.2(b), if either Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall become void and terminate without any liability or obligation of either Party to any person; provided, that any such termination shall not relieve either Party from liability for damages for any Buyer Willful Breach (as defined in Section 6.2(c)(i)) or Seller Willful Breach (as defined in Section 6.2(c)(ii)), as the case may be, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement, or Fraud. Nothing shall limit or prevent either Party from exercising any rights or remedies it may have under Section 9.13(c) in lieu of terminating this Agreement pursuant to Section 6.1.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement, Section 4.8(b), this Section 6.2, ARTICLE IX and the definitions of any capitalized terms used in any such provision, Section or ARTICLE shall survive the termination of this Agreement for any reason.

(c) For purposes of this Agreement:

(i) “Buyer Willful Breach” means the breach by Buyer of a covenant or agreement of Buyer under this Agreement where: (A) the consequence of a breach of the covenant or agreement is material to the ability of Buyer to timely consummate the Transactions or otherwise perform its agreements under this Agreement; (B) Buyer shall have willfully breached such covenant or agreement; (C) the breach of such covenant or agreement shall not have been cured in all material respects; and (D) any individual listed on Schedule 3.4(b) had actual knowledge, at the time of Buyer’s breach of such covenant or agreement, (1) that Buyer was breaching such covenant or agreement and (2) of the consequences of such breach under this Agreement.

(ii) “Seller Willful Breach” means the breach by Seller of a covenant or agreement of Seller under this Agreement where: (A) the consequence of a breach of the covenant or agreement is material to the ability of Seller to timely consummate the Transactions or otherwise perform its agreements under this Agreement or the Company; (B) Seller shall have willfully breached such covenant or agreement; (C) the breach of such covenant or agreement shall not have been cured in all material respects; and (D) any individual listed on Schedule 2.8(b) had actual knowledge, at the time of Seller’s breach of such covenant or agreement, (1) that Seller was breaching such covenant or agreement and (2) of the consequences of such breach under this Agreement.

ARTICLE VII

TAX MATTERS

7.1 Preparation and Filing of Tax Returns; Transfer Taxes.

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(a) Seller shall be responsible for the preparation and timely filing of all Tax Returns for the Company for all periods (including the consolidated, unitary and combined Tax Returns for Seller or any of its Affiliates, which include the operations of the Company for any period ending on or before the Closing Date) and for all Tax Returns of the Company that are required to be filed on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company unless otherwise required by applicable law. In the case of any income or other material Tax Return for any Tax that is the responsibility of the Company or for which the Company is primarily liable, no later than fifteen (15) days before the due date of the applicable Tax Return (taking into account applicable extensions), Seller shall deliver a draft of such Tax Return (or, in the case of any such Tax Return of Seller or any of its Affiliates other than the Company, the portion of such Tax Return reflecting the operations of the Company) to Buyer and shall incorporate any reasonable comments delivered by Buyer no later than five (5) days prior to the due date of the applicable Tax Return (taking into account applicable extensions).

(b) Buyer shall be responsible for all other Tax Returns of the Company that are required to be filed after the Closing Date.

(c) Seller and Buyer agree to use commercially reasonable efforts to cause the board of directors of the Joint Venture to agree to use the “interim closing” method as described in Section 706(d)(1) of the Code and Treasury Regulations Section 1.706-1(c) (and corresponding provisions of state or local income Tax Law where applicable) as of the end of the Closing Date (utilizing the calendar day convention as contained in Treasury Regulations Section 1.706-4(c)) to determine the distributive share of items of income, gain, loss, deduction and credit of the Joint Venture allocable to Seller for the period ending on the Closing Date. Moreover, in accordance with Section 7.4(b) of the JV LLCA, Seller shall use commercially reasonable efforts to request that the Joint Venture and any applicable Subsidiaries of the Joint Venture make an election under Section 754 of the Code with respect to the tax year that includes the deemed transfer of Seller’s interest in the Joint Venture at Closing if such an election is not already in effect for such period. Seller and its Affiliates (including the Company prior to the Closing) shall use commercially reasonable efforts to cooperate with Buyer and its Affiliates (including the Company following the Closing) in taking any steps necessary or appropriate with respect to the Joint Venture in connection with the foregoing.

7.2 Transfer Taxes. Buyer shall be responsible for the payment of all transfer, sales, use, stamp, conveyance, VAT, extraterritorial transfer, recording, registration, documentary, filing and other similar Taxes arising in connection with the consummation of the purchase and sale of the Equity Interests hereunder (“Transfer Taxes”). The Party required under applicable law to file any Tax Returns with respect to such Taxes will file such returns and the other Party shall cooperate in the filing of such Tax Returns.

7.3 Allocation of Certain Taxes.

(a) Buyer and Seller agree that if the Seller or the Company is permitted but not required under applicable state or local or non-United States Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period.

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(b) For purposes of allocating any Taxes for a taxable period of the Company beginning before the Closing Date and ending after the Closing Date (such period, a “Straddle Period”), the amount of any Taxes allocable to the Pre-Closing Tax Period shall be apportioned as follows:

(i) in the case of Taxes based upon income, gross receipts (such as sales taxes), payroll or similar Taxes, or Taxes resulting from specific transactions such as the sale or other transfer of property, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined by closing the books of the Company as of the end of the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c) From and after the Closing, Seller shall indemnify and hold Buyer and its Affiliates (including the Company) harmless from any Taxes (together with reasonable out-of-pocket costs incurred for legal and tax advisors) with respect to any combined, consolidated or unitary tax group that included Seller or any of its Affiliates (Tax Returns for any such group, “Pre-Closing Group Tax Returns”); provided that any obligation under this Section 7.3(c) shall expire on the date that is thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax or Pre-Closing Group Tax Return.

7.4 Cooperation on Tax Matters; Tax Audits. Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of any Tax audit or contest for any Tax periods for which any such person could reasonably require the assistance of another such person in obtaining any necessary information. Such cooperation shall include furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns or the conduct of any such audit or contest, furnishing such other information within such party’s possession requested by the party filing such Tax Returns or defending such Tax audit or contest as may be relevant, executing any Tax Returns or other documents as may be required, and facilitating payment of Taxes as may be required. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and, to the extent relevant, records concerning the ownership and Tax basis of property, which the requested party may possess. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. Buyer shall consult with Seller with respect to the resolution of any issue that would affect Seller or any of its Affiliates, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, the Seller shall control any tax audit or contest related to Pre-Closing Group Tax Returns; provided that the Seller shall consult with the Buyer with respect to the resolution of any issue that would affect Buyer or any of its Affiliates, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. Section 8.1(c) shall apply to any cooperation provided in this Section 7.4 mutatis mutandis.

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7.5 Tax Sharing Agreements. All Tax indemnity, tax allocation or tax sharing agreements or similar Contracts between the Company or the Joint Venture, on the one hand, and Seller and its Affiliates (other than the Company and the Joint Venture), on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor the Joint Venture shall be bound thereby or have any liability thereunder.

7.6 Post-Closing Actions. Without the consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause or permit any of its Affiliates (including the Company), to file, amend, re-file, or otherwise modify any Tax Return or Tax election, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, with respect to Taxes of the Company for any Taxable period ending on or before the Closing Date, but only if and to the extent such action could increase the Taxes of the Seller and its Subsidiaries.

ARTICLE VIII

FURTHER AGREEMENTS

8.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with pre-existing contractual obligations and applicable Law, for a period of six (6) years following the Closing, each Party shall afford to the other Party and to the other Party’s accountants, counsel and other designated Representatives reasonable access (including providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights upon advance notice, during normal business hours and in a manner so as to not unreasonably interfere with the conduct of business of such Party to all non-privileged records and books and other documents (collectively, “Information”) then within the possession or control of such Party or any of its Affiliates, relating to the conduct prior to the Closing of the Company’s business (or existence prior to the Closing of the Company) and in existence on the Closing Date, insofar as such access is reasonably required by the other Party, in each case for any reasonable and non-competitive purpose (including for the preparation of financial statements of Seller and its Affiliates) other than in connection with any Action, claim, proceeding or litigation between or among the Parties and their respective Affiliates. Notwithstanding any provision of this Section 8.1(a) to the contrary, no such access shall be permitted or provision of Information shall be required to the extent that it would (i) violate any Law, (ii) breach the terms of a confidentiality agreement or other Contract with a third party, (iii) result in the disclosure of a trade secret or (d) in the reasonable determination of the disclosing Party’s legal counsel, jeopardize protections afforded the disclosing Party or any of its Affiliates under attorney-client or other legal privilege or constitute a waiver of rights as to attorney work product or attorney-client privilege. If any Information is withheld pursuant to the immediately preceding sentence, the withholding Party shall inform the other Party of the general nature of the Information that is being withheld and cooperate in good faith to design and implement alternative disclosure arrangements (including, if applicable, entry into a joint defense agreement) to enable the other Party to evaluate any such information without violating any such Law, breaching any such confidentiality agreement or other Contract, disclosing any such trade secret or jeopardizing or waiving any such privilege.

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(b) Access to Personnel. Subject to compliance with contractual obligations and applicable Law, following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon advance written request, during normal business hours and in a manner so as to not unreasonably interfere with the conduct of business of such Party, such Party’s and its Subsidiaries’ officers, directors, managers and employees to the extent that access to such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Company prior to the Closing, in each case other than in connection with any Action, claim, proceeding or litigation between or among the Parties and their respective Affiliates.

(c) Reimbursement. A Party providing Information, personnel or cooperation to the other Party under Sections 8.1(a) or 8.1(b) or 8.1(e) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information, personnel or cooperation; provided, however, that no such reimbursements shall be required for the salary or employee benefits pertaining to employees, directors or managers of the providing Party or any of its Affiliates.

(d) Retention of Records. Except as otherwise required by Law, agreed to in writing by the Parties or as permitted by the pre-existing records retention policies of the Party in possession (or whose Subsidiary is in possession) of such Information, following the Closing until the sixth (6th) anniversary of the Closing Date, each Party shall (and shall cause its Subsidiaries to) preserve all Information in its possession pertaining to the conduct prior to the Closing of the Company’s business (or existence prior to the Closing of the Company) and in existence as of the Closing; provided that, notwithstanding anything to the contrary, no document that only incidentally references the Company shall be required to be preserved pursuant to this Section 8.1(d). Notwithstanding the foregoing, in lieu of retaining any specific Information required to be preserved pursuant to the immediately preceding sentence, either Party may deliver written notice to the other Party offering to deliver such Information to the other Party (at such other Party’s cost) and, if such offer is not accepted within 30 days, the offered Information may be disposed of at any time.

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(e) Preparation of Financial Statements. Following the Closing, each Party shall, and shall cause its Subsidiaries to, reasonably cooperate (and use its commercially reasonable efforts to cause its auditors to cooperate) with the other Party in connection with the preparation of (i) in the case of Seller’s obligations under this Section 8.1(e), financial statements of the Company for periods beginning on or after January 1, 2022 and ending on or prior to the Closing Date and (ii) in the case of Buyer’s obligations under this Section 8.1(e), financial statements of Seller and its Affiliates for all fiscal periods beginning on or after January 1, 2022 and that precede or include the Closing Date, in each case including by providing requested historical financial information relating to the Company in such Party’s or such auditors’ possession that is reasonably requested in connection with preparing such financial statements.

(f) Confidentiality. For a period of four (4) years following the date on which access to Information is furnished pursuant to this Section 8.1 and without limiting Seller’s obligations under Section 8.9(b), each Party (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors that receive such Information to hold, in strict confidence all Information concerning the other Party or any of its Affiliates furnished to it by the other Party (the “Disclosing Party”) or any of the Disclosing Party’s Representatives (x) at any time prior to the Closing in connection with the Transactions (excluding, where Buyer is the Receiving Party, any Information relating to the Business, the Company or the Joint Venture) or (y) pursuant to this Section 8.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 8.1(f), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information, (iv) was or is independently developed by the Receiving Party without use of or reference to any such Information or (v) relates to the Business, if Buyer is the Receiving Party), and the Receiving Party shall not release or disclose such Information to any other person, except its Affiliates and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless required to disclose such Information by judicial or administrative process or by other requirements of Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure required by judicial or administrative process or Law, the Receiving Party shall (to the extent not prohibited by applicable Law) notify the Disclosing Party promptly of the request or requirement in advance of disclosure so that the Disclosing Party may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 8.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, required to disclose any Information by judicial or administrative process or Law, such Receiving Party may so disclose such Information without liability hereunder; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the reasonable request and expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information disclosed. The Confidentiality Agreement shall automatically terminate at the Closing.

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8.2 Director and Officer Matters. For a period of six (6) years from and after the Closing Date, Buyer shall not take or cause, or permit to be taken or caused by any person, any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws or other organizational documents of the Company as of the date hereof, for the benefit of any individual who served as an officer of (or in any comparable capacity with respect to) the Company at any time prior to the Closing, except for any changes that may be required to conform with changes in applicable Law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Following the Closing, neither Seller nor Buyer shall make, and Buyer shall cause the Company and its and the Company’s respective controlled Affiliates not to make, and Seller shall cause its controlled Affiliates not to make, any claims against any current or former officer of (or any person who currently or formerly served in any comparable capacity with respect to) the Company for their actions or omissions in their capacity as such that took place on or before the Closing Date (provided that the foregoing shall not prohibit claims against any current or former employees other than in such capacity).

8.3 Certain Employment and Employee Benefits Matters.

(a) Employee Transfers

(i) Seller shall, and Seller shall cause its Affiliates to, take all necessary actions so that (i) each Company Employee is employed by the Company as of the Closing, except as provided in this Section 8.3(a), and (ii) as of the Closing, the Company does not employ any Person who is not a Company Employee.

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(ii) The Company shall not be obliged to re-employ any Company Employee who is, as of immediately prior to the Closing, on military leave or long-term disability leave of absence (a “Military Inactive Employee” or an “LTD Inactive Employee” and each an “Inactive Employee”) unless such employee is able to return to work within 180 days following the Closing Date or by such later date as required by applicable Law. Any Military Leave Inactive Employee shall be treated by the Company as provided under the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”). For LTD Inactive Employees, Seller shall transfer the employment of any LTD Inactive Employee to Seller or one of its Affiliates (other than the Company) until return to work or expiration of the right to return to work (and except to the extent earlier treated as terminated by Seller in accordance with its standard policies for LTD Inactive Employees) and shall remain responsible for the benefits provided. For the avoidance of doubt and except as required by applicable Law, Seller and its Affiliates (other than the Company) shall retain and be solely responsible for all liabilities relating to LTD Inactive Employees that are incurred or that relate to the employment or service of such LTD Inactive Employees with Seller and its Affiliates prior to the date such Inactive Employee becomes employed by Buyer or one of its Subsidiaries. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence). For all purposes of this Agreement, in the case of any Inactive Employee who becomes employed by Buyer or its Subsidiaries, the date that such Inactive Employee commences (or is deemed to commence) employment with Buyer or its Subsidiaries or the time of such commencement (or deemed commencement) of employment shall be substituted for the term “Closing Date” wherever such term appears, except for purposes of Section 8.3(b), Section 8.3(e) or where the context or applicable Law, including USERRA, requires otherwise.

(iii) If any Company Employee requires a visa, work permit or employment pass or other approval (“Work Authorization”) for his or her employment to continue with the Company, Buyer or its Affiliates following the Closing, Buyer shall use its commercially reasonable efforts to support the continued application process with respect to the Work Authorization, and Seller shall provide such assistance as is reasonably requested by Buyer in connection therewith. To the extent not already fully borne by the Company, Buyer will assume any obligations and rights with respect to such application.

(b) Treatment of Company Employees. Buyer shall, or shall cause its applicable Subsidiaries to, provide the Company Employees who remain employed with the Company immediately following the Closing (each, a “New Buyer Employee”) for the twelve (12) months following the Closing Date or such shorter period as the individual is employed by Buyer or any of its Subsidiaries, (i) rates of hourly wages or annual base salary and target annual cash incentive compensation opportunities (excluding specific performance goals for periods after December 31, 2024 and equity-based compensation) that are no less than the rates of hourly wages or annual base salary and target annual cash incentive compensation opportunities (excluding specific performance goals for periods after December 31, 2024 and equity-based compensation) in effect immediately prior to the Closing Date and (ii) other employee benefits that are substantially comparable in the aggregate to either (A) those provided under the Employee Benefit Plans or (B) those provided by Buyer to its similarly situated employees, (excluding in either case any equity-based compensation, deferred compensation arrangements, change in control, retention or similar benefits, defined benefit pension or post-employment health or welfare benefits and specific post-2024 performance goals for any cash incentive compensation). Immediately following the Closing Date, each New Buyer Employee’s primary work location will initially be in the same geographic location as the employee’s place of employment as of immediately prior to the Closing Date.

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(c) Pre-Closing Conduct; Other Liabilities. None of Seller, the Company or any other Affiliate of Seller shall be under any obligation to terminate the employment of any Company Employee prior to the Closing. No Seller Benefit Plan shall be transferred, whether directly or indirectly, to Buyer, its Subsidiaries or the Company in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, from and after the Closing, Seller (and not the Company or Buyer) shall retain all liabilities and obligations arising under, in connection with or in relation to any of the Seller Benefit Plans except as otherwise expressly provided herein.

(d) Severance. Buyer and Seller intend that the transactions contemplated by this Agreement shall not result in a severance-qualifying termination of employment of any Company Employee prior to or upon the consummation of the transactions contemplated by this Agreement and that the Company Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing. To the extent the payment of severance benefits to any Company Employee or other Person is required in connection with the consummation of the transactions contemplated by this Agreement, such severance payments and benefits shall be the responsibility of Seller.

(e) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 8.3 or as otherwise required by applicable law, the Company Employees shall cease to participate in or accrue further benefits under the Seller Benefit Plans immediately prior to the Closing Date. Beginning on the Closing Date, Buyer shall provide to any New Buyer Employee who is terminated by Buyer without cause during the period ending twelve (12) months after the Closing Date with severance benefits that are no less favorable than those provided under the applicable plan, program or practice set forth on Schedule 8.3(e) as in effect immediately prior to the Closing Date with respect to such New Buyer Employee, subject to the execution of a general release of claims in a form reasonably acceptable to Buyer. Buyer shall use commercially reasonable efforts to recognize the service of each New Buyer Employee that is credited under a Seller Benefit Plan for purposes of eligibility, vesting and solely with respect to paid time off and severance, level of benefits under any Buyer Plan, except to the extent that recognition of such credit would result in a duplication of benefits or compensation. For purposes of this Agreement, a “Buyer Plan” means any employee pension benefit plan, any employee welfare benefit plan, and, any other written or oral plan, agreement, program, policy or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based incentives or other forms of incentive compensation or post-retirement compensation, in each case, for the benefit of employees, directors, consultants or independent contractors of Buyer or its Subsidiaries or with respect to which Buyer or any of its Subsidiaries has any liability, contingent or otherwise. For the avoidance of doubt, the Company shall retain responsibility and any liability, contingent or otherwise, for the Company Benefit Plans.

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(f) Welfare Plans. With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements, except to the extent such pre-existing condition or requirement would have applied to the New Buyer Employee under the corresponding Employee Benefit Plan immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees with respect to similar plans maintained Seller or its Affiliates for New Buyer Employees immediately prior to the Closing Date. Following the Closing Date, Buyer shall have in effect, or cause to be in effect, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer Cafeteria Plan”) that provides benefits to New Buyer Employees who participate in the flexible spending account reimbursement plans of Seller or its subsidiaries as of the Closing Date that is not a Company Benefit Plan (a “Seller Cafeteria Plan”). Buyer will cause the Buyer Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each New Buyer Employee under any Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. As soon as reasonably practicable following the Closing Date, Seller shall cause to be transferred to Buyer an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under any Seller Cafeteria Plan made during the year in which the Closing Date occurs by the New Buyer Employees over the aggregate reimbursement payouts made for such year from such accounts to such New Buyer Employees. Buyer shall cause such amounts to be credited to each such New Buyer Employee’s corresponding accounts under the Buyer Cafeteria Plan in which such New Buyer Employees participate following the Closing Date.

(g) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “PSV Policies”), except to the extent payment is required at or before the Closing by applicable law, Buyer shall assume (or the Company shall retain) the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time in the year in which the Closing Date occurs, provided that the New Buyer Employee will be paid out at or before January 31, 2025 for any amounts not being rolled forward, up to the amount reflected in Working Capital.

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(h) U.S. WARN Act, Etc. On the Closing Date, Seller shall provide to Buyer a list of all employees of Seller and its Affiliates who provided services primarily to the Company and whose employment has terminated within the ninety (90) day period prior to the Closing Date, including a description of the circumstances of such termination. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or other similar applicable Law arising from Buyer’s (or any of its Affiliates’) termination of any Company Employee on or after the Closing Date other than liability solely arising out of actions or inactions taken in reliance upon incomplete information provided by Seller pursuant to the preceding sentence.

(i) U.S. COBRA. Buyer agrees to provide any required group health plan coverage (and notice thereof) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other similar applicable law with respect to qualifying events with respect to New Buyer Employees and their dependents occurring after the Closing Date.

(j) 401(k) Plan. As of or as soon as reasonably practicable following the Closing Date, Buyer agrees to maintain or cause to be maintained a benefit plan or plans intended to qualify under Section 401(k) of the Code (“Buyer 401(k) Plan”) for the benefit of those New Buyer Employees who shall elect to participate in the Buyer 401(k) Plan. As soon as administratively practicable following the Closing Date, Buyer shall take all commercially reasonably actions necessary to permit eligible New Buyer Employees who have an account balance in any tax qualified defined contribution retirement plans maintained by Seller or its Affiliates that is not a Company Benefit Plan (“Seller 401(k) Plan”) to rollover his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) Plan to a Buyer 401(k) Plan. Seller shall cause each Company Employee to become fully vested as of immediately prior to the Closing Date in his or her account under the Seller 401(k) Plan. To the extent any New Buyer Employee has a loan outstanding as of the Closing Date under the Seller 401(k) Plan, Seller shall use reasonable best efforts to cause such loan to remain outstanding (and not go into default) until the transition of the New Buyer Employee’s Seller 401(k) Plan account balance and loan note to the Buyer 401(k) Plan.

(k) Cooperation. From and after the date hereof, and subject to applicable Law, Seller and Buyer shall, and each shall cause their respective Affiliates to, reasonably cooperate with the other Parties and their respective Affiliates to provide such information regarding any Company Employee and any Company Consultant as may be reasonably necessary at a reasonable frequency to facilitate the transactions and activities contemplated by this Agreement, including (i) exchanging information and data, and facilitating access to the data held by third parties that relate to state tax registration, workers’ compensation, payroll functions, employee benefits and employee benefit plans, (ii) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to any Company Employee and any Company Consultant, (iii) resolving any and all employment-related claims regarding any Company Employee and any Company Consultant, and (iv) in responding to questions posed by employees or any other individual service providers. With respect to Company Employees, Seller and its Affiliates shall not make any communications regarding terms and conditions of employment or employee benefits following the Closing without the consent of Buyer. Seller and Buyer shall each cooperate with the other in good faith to provide any employment-related notice required by Law or Contract in connection with the Transactions.

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(l) Restrictive Covenants. Effective as of the Closing, Seller shall, by means of a mutually agreed instrument, transfer and assign to the Company, and cause its Affiliates (other than the Company) to transfer and assign to the Company, all of its and their respective right, title and interest in and to any Intellectual Property that has been authored or developed by Company Employees or Former Company Employees during the period of their employment, and that has been used or held for use exclusively in the Business during the past twelve (12) months, in each case that is owned by Seller or its Affiliates (other the Company), including all goodwill associated with such Intellectual Property and the right to sue and recover damages for past, present and future infringement of the same. On and following the Closing, Seller shall not enforce against Buyer, its Affiliates or any Company Employee (i) any noncompetition provision that would purport to prohibit such individual from working for Buyer or any of its Affiliates with respect to the Business, (ii) any confidentiality restrictions relating to a Company Employee’s, Buyer’s or its Affiliates’ ability to use nonpublic, confidential, proprietary or Trade Secret information in the operation of the Business or in the course of any Company Employee’s employment with Buyer or any of its Affiliates with respect to the Business; or (iii) any customer or client non-solicitation or non-interference obligations with respect to the Business for so long as such Company Employee is an employee of Buyer or any of its Affiliates.

(m) Equity Incentive Awards. Seller shall retain any liabilities and obligations with respect to all equity-based incentive compensation awards that were granted to Company Employees prior to Closing and remain outstanding as of the Closing, (the “Outstanding Equity Awards”), and Buyer, its Subsidiaries and the Company shall assume no liabilities or obligations with respect to such Outstanding Equity Awards. Seller shall take all actions necessary to cause each Company Employee with an Outstanding Equity Award to be treated as a continuing employee of Seller or an Affiliate (other than the Company) solely for purposes of future vesting and payment. In addition, Seller shall retain all other obligations related to the Outstanding Equity Awards, including all responsibility for the administration and settlement of such Outstanding Equity Awards in accordance with the terms of the applicable Seller equity incentive plan. In the event that Buyer reasonably determines that Buyer or its Subsidiaries (including the Company) is responsible for any applicable Tax withholding or employment or social Taxes or insurance payments in connection with an Outstanding Equity Award, (A) Buyer, on the one hand, and Seller, on the other hand, shall, and shall cause their respective Affiliates to cooperate with each other and their respective Affiliates as may be reasonably requested in connection with such payments and (B) to the extent not already paid to the applicable Governmental Entity by Seller or one of its Affiliates, Seller shall remit an amount equal to such payments to Buyer, as applicable, promptly following the time when such Tax is triggered with respect to such Outstanding Equity Award and in no event later than two (2) calendar days following such time, and Buyer shall promptly remit such amount to the applicable Governmental Entity.

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(n) Workers’ Compensation. Other than with respect to a Company Benefit Plan, as of the Closing, Seller shall retain responsibility for the costs and administration of any and all workers’ compensation claims of any Company Employee, Former Company Employee or Company Consultant relating to injuries sustained or accidents that occurred prior to the Closing, including injuries that relate entirely to an accident that occurred or injury that was identifiably sustained before the Closing, regardless of whether such claims are filed by such Person before or after the Closing. In the case of workers’ compensation claims relating to an injury or condition that occurred over a period both preceding and following 12:01 a.m. Eastern time on the Closing Date, the claim shall be the joint responsibility of Seller and Buyer, and shall be equitably apportioned between them based on the relative periods of time that the condition or injury transpired preceding and following 12:01 a.m. Eastern time on the Closing Date.

(o) Right to Employment/Third Party Beneficiaries. Nothing herein expressed or implied (i) shall confer upon any of the Company Employees or any other person any rights or remedies, including any right to employment or service, or continued employment or service for any specified period, of any nature or kind whatsoever under or by reason of the Agreement, (ii) is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 8.3 or any other provisions of this Agreement, whether directly or as third party beneficiaries, or (iii) shall constitute the establishment, amendment, modification or termination of any Buyer Plan, Employee Benefit Plan, or other employee benefit plan or prohibit the establishment, amendment, modification or termination of any Buyer Plan, Employee Benefit Plan, or other employee benefit plan.

(p) Deferred Compensation Plan. Seller shall retain all liabilities and obligations with respect to the Navient Deferred Compensation Plan, as amended and/or restated (the “Deferred Compensation Plan”), and Buyer and the Company shall assume no liabilities or obligations with respect to the Deferred Compensation Plan. Seller shall terminate and liquidate each Company Employee’s interests in the Deferred Compensation Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B). In the event that Buyer reasonably determines that Buyer or any of its Subsidiaries (including the Company) is responsible for any applicable Tax withholding or employment or social security Taxes or insurance payments in connection with the Deferred Compensation Plan, (i) Buyer, on the one hand, and Seller, on the other hand, shall, and shall cause their respective controlled Affiliates to, cooperate with each other as may be reasonably requested in connection with such payments and (ii) to the extent not already paid to the applicable Governmental Entity by Seller or one of its Affiliates, Seller shall remit an amount equal to such payments to Buyer promptly following the time when such Tax is triggered with respect to such Deferred Compensation Plan and in no event later than two (2) days following such time, and Buyer shall promptly remit such amount to the applicable Governmental Entity.

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8.4 Retained Marks.

(a) Not later than one hundred twenty (120) days following the Closing, except as otherwise expressly provided herein, Buyer shall, and shall cause the Company to, cease and permanently discontinue any and all uses of any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller (or any Affiliates of Seller, other than the Company) (the “Retained Marks”) and, at all times following the Closing, Buyer will not, and will cause the Company not to, hold itself out as having any affiliations with Seller or any Affiliate of Seller (other than the Company); provided, however, that during and after the one hundred twenty (120) day period, the Company may continue to report on the Company’s websites and other material that the Company was acquired from Seller. Notwithstanding anything to the contrary, Buyer and the Company shall not be deemed to have violated this Section 8.4(a) after such one hundred twenty (120) day period by reason of: (i) their use of IT Assets and other similar articles used for internal purposes only in connection with the Business which are not displayed or distributed to the public, notwithstanding that they may bear one or more of the Retained Marks as of the Closing Date; (ii) the appearance of the Retained Marks on any manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) in existence as of the Closing Date and that are used for internal purposes only in connection with the Business; (iii) the appearance of the Retained Marks in or on any third party’s publications, marketing materials, brochures, equipment or products that were distributed in the Ordinary Course of Business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control; or (iv) the use by Buyer or the Company of a Retained Mark in a non-trademark manner, including for purposes of conveying to customers or the general public that the Company is no longer affiliated with Seller, or to reference historical details concerning the Company or make historical reference to Retained Marks; provided that, in the cases of clauses (i) and (ii) of this sentence, Buyer and the Company shall use commercially reasonable efforts to remove such appearances of the Retained Marks within one hundred and eighty (180) days after such one hundred and twenty (120) day period) in the ordinary course of the operation of the Business.

(b) The licenses to use the Retained Marks set forth in this Section 8.4 shall not prohibit Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Company in connection with its business and operations and, with respect to such use, Buyer shall adhere to substantially similar quality standards to which the Company adhered immediately prior to the Closing.

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8.5 License to Common Software.

(a) Effective as of the Closing, upon the terms and subject to the conditions of this Section 8.5, Seller, on behalf of itself and its applicable Affiliates, hereby grants to Buyer a non-exclusive, perpetual, irrevocable, royalty-free, transferable, sublicensable, worldwide license to reproduce, use, develop, distribute, improve, perform, display, manufacture, create derivative works of and otherwise fully exploit the software and related information, including all source code and documentation thereof, set forth on Schedule 8.5 (“Common Software”). Such license is “AS IS” in all respects other than the express representations and warranties set forth in this Agreement.

(b) Seller shall, or shall cause its applicable Affiliates to, deliver a copy of the Common Software to Buyer at Closing or as soon as reasonably practicable following the Closing as agreed in good faith by the Parties. Buyer acknowledges and agrees that nothing in this Agreement shall limit the exploitation of the Common Software by Seller or any of its Affiliates.

(c) Each Party covenants that such Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to protect the trade secret status of the Common Software and shall require any third party licensees of such Common Software to agree to maintain the trade secret status of such Common Software.

8.6 Reserved.

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8.7 Insurance. Buyer acknowledges that all insurance coverage for the Company and its business, assets and current or former employees under policies of Seller or any of its Affiliates will terminate as of the Closing, that any premium returns as a result of such termination shall be for the credit of Seller or its applicable Affiliate(s) and that, accordingly, Buyer will need to obtain its own insurance coverage in respect of the Company and its assets and current and former employees. From and after the Closing, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any access, right, title or interest to or in any such insurance policies or self-insured programs (including to any claim, right to make any claim and all rights to any proceeds thereunder); provided, however, that, notwithstanding the foregoing, with respect to acts, omissions, losses, events or circumstances to the extent relating to the Company that occurred, commenced or existed prior to the Closing and are potentially covered by (a) any of Seller’s or its Affiliates’ occurrence-based third-party insurance policies or (b) any directors’ and officer’s or errors and omissions insurance policy then held by Seller or any of its Affiliates (it being agreed that from the Closing until the sixth (6th)anniversary of the Closing Date, Seller shall maintain in effect directors’ and officer’s and errors and omissions insurance policies providing coverage of at least $20,000,000 (except that Seller may, at any time, instead of maintaining such directors’ and officers’ insurance or errors and omissions insurance, purchase an extended reporting period endorsement with respect to the Company for directors’ and officers’ insurance and errors and omissions insurance providing coverage of $20,000,000 for the remaining portion of such six (6) year period) (such insurance policies referred to in clauses (a) and (b), collectively, the “Seller Insurance”)), (i) to the extent permitted by the terms thereof, Buyer and the Company may, after the Closing, make claims and pursue coverage under the Seller Insurance (in all cases, subject to any deductibles, self-insured retentions, retained amounts, retentions, caps, limitations or exclusions and all other applicable terms and conditions under the Seller Insurance) (provided that no such claim may be made to the extent such claim is actually covered by insurance maintained by Buyer or any of its Affiliates) and (ii) Seller shall provide, or shall cause its Affiliates to provide, Buyer and the Company with access to and reasonable assistance with the Seller Insurance requested by Buyer to the extent necessary to facilitate the making of claims and the pursuing of coverage to the extent permitted by the foregoing clause (i); provided that notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall be required to convert any “claims made” policy to an “occurrence based” policy, nor shall Buyer or the Company have a right to assert or maintain a claim under Seller Insurance if, in the good faith judgment of Seller, doing so would have a material adverse effect on the insurance risk profile of Seller and its Affiliates, taken as a whole. Buyer agrees to reimburse, or cause to be reimbursed, Seller and its Affiliates for any documented out-of-pocket costs reasonably incurred by Seller or its Affiliates as a result of such claims, and Buyer shall exclusively bear (and Seller and its Affiliates shall have no obligation to repay or reimburse Buyer for) the amount of any “deductible” or self-insured retention associated with such claims under the Seller Insurance and Buyer shall be liable for all uninsured or uncovered amounts of such claims. Promptly upon receipt thereof, Seller shall, or shall cause its Affiliate to, pay to Buyer (or Buyer’s designee) any insurance proceeds received by Seller or its Affiliates with respect to any claim made by Buyer or the Company under the Seller Insurance. This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Seller or any of its Affiliates in respect of any insurance policy or any other contract or policy of insurance.

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8.8 Covenant Not to Solicit.

(a) From and after the Closing until the second (2nd) anniversary of the Closing Date, Seller shall not (and shall cause each other Seller Restricted Company (as defined in Section 8.8(b)) not to), directly or indirectly, solicit for employment or engagement, engage or hire any person who is or was (x) an employee of the Company or (y) Company Consultant, in each case, in the six (6) months prior to the Closing, or induce any such individual to terminate his or her relationship with Buyer or any Subsidiary of Buyer, and Buyer shall not (and shall cause each other Buyer Restricted Company (as defined in Section 8.8(b)) not to) solicit for employment or engagement, engage or hire any person named on Schedule 8.8(a) or induce any such individual to terminate his or her relationship with Seller or any Subsidiary of Seller; provided, however, that the foregoing shall not restrict(a) placing any general advertisement for employees or independent contractors not directed at Buyer or any of its Subsidiaries (in the case of Seller’s obligations under this Section 8.8(a)) or at Seller or any of its Subsidiaries (in the case of Buyer’s obligations under this Section 8.8(a)) or hiring or engaging any person who responds to any such general advertisement and who has not otherwise been solicited in violation of this Section 8.8, (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment or engagement on its behalf, or soliciting, hiring or engaging any person who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed by any Seller Restricted Company to target employees or independent contractors of Buyer or any of its Subsidiaries (in the case of Seller’s obligations under this Section 8.8(a)) or by any Buyer Restricted Company to target employees or independent contractors of Seller or any of its Subsidiaries (in the case of Buyer’s obligations under this Section 8.8(a)) and such recruiting firm or organization has complied with such instructions or (c) soliciting or hiring any person whose employment or engagement with Buyer or any Subsidiary of Buyer (in the case of Seller’s obligations under this Section 8.8(a)) or with Seller or any Subsidiary of Seller (in the case of Buyer’s obligations under this Section 8.8(a)) ended at least six (6) months before such solicitation or hiring.

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(b) For purposes of this Agreement, “Seller Restricted Company” means Seller and each Subsidiary of Seller while (but only while) such entity is a Subsidiary of Seller and “Buyer Restricted Company” means Buyer and each Subsidiary of Buyer while (but only while) such entity is a Subsidiary of Buyer.

8.9 Other Restrictive Covenants Provisions.

(a) In consideration of the payment of the Purchase Price and as a condition to Buyer’s consummation of the Transactions, for a period of two (2) years from the Closing Date, Seller shall not, and shall cause each other Seller Restricted Company not to, engage in any business in competition with the Business as conducted by the Company as of, or during the twelve (12) months prior to, the date hereof. For the avoidance of doubt and notwithstanding anything to the contrary, the Parties agree that this Section 8.9(a) shall not prevent any Seller Restricted Company from (i) continuing anywhere in the world in any type of business conducted by any Seller Restricted Company as of immediately prior to the Closing which is not part of the Business, (ii) selling products or providing services to a person not owned, managed, operated or controlled by any Seller Restricted Company, in each case without engaging in any business in competition with the Business (it being understood, for the avoidance of doubt and notwithstanding anything to the contrary, that providing customary transition services to an acquirer of the government services business operated by Seller and certain of its Subsidiaries shall not breach this Section 8.9), (iii) investing in less than two percent (2%) of the outstanding securities of any publicly traded issuer which conducts a business in competition with the Business, provided such investments do not confer control of any such competitive business upon any Seller Restricted Company, (iv) passively investing through Navient Ventures, LLC in any private equity fund, hedge fund, mutual fund or similar pooled investment vehicle, which investment (A) represents less than five percent (5%) of the outstanding equity interests in such fund or other vehicle or (B) was made prior to the date of this Agreement, or (v) acquiring and continuing to operate any person which conducts a business in competition with the Business if either (A) in the calendar year that ended immediately prior to the calendar year in which such acquisition occurs, (x) the consolidated revenues of such person from its business in competition with the Business do not constitute more than 20% of the total consolidated revenues of such person and (y) the annual revenue of that portion of the business of such person that competes with the Business does not exceed $50,000,000 or (B) the applicable Seller Restricted Company promptly uses commercially reasonable efforts to commence and thereafter actually consummates, within 12 months after such acquisition, the transfer to a third party of the entire portion of the business of such person that competes with the Business.

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(b) Seller acknowledges that it has had access to Confidential Information and that such Confidential Information is confidential and proprietary to the Company and constitutes valuable trade secrets of the Company, which affect, among other things, the successful conduct, furtherance and protection of the Company and the Business and related goodwill. Seller acknowledges that the unauthorized use or disclosure of such Confidential Information will be prejudicial to the interests of Buyer and its Affiliates. Accordingly, Seller covenants and agrees that it shall not, directly or indirectly, and shall cause each other Seller Restricted Company and direct each of its and their respective other Representatives (the Seller Restricted Companies and such Representatives being collectively referred to as the “Seller Restricted Persons”) not to, for a period of four (4) years from the Closing Date, without the prior written consent of Buyer or to the extent required to perform any express obligation under any Transaction Document, use or disclose to any person (other than Buyer or its Representatives) any such Confidential Information, except to the extent such disclosure or use is required by judicial or administrative process or applicable Law or stock exchange rule (in which case Seller shall, unless prohibited by judicial or administrative process or applicable Law or stock exchange rule, promptly inform Buyer in advance of any such required use or disclosure, shall cooperate with Buyer (at Buyer’s sole cost and expense) as reasonably requested by Buyer in furtherance of Buyer’s efforts to obtain a protective order or other protection in respect of such required use or disclosure, and shall limit such use or disclosure to the extent reasonably possible (and to the extent otherwise required by this Agreement) while still complying with such judicial or administrative process or applicable Law or stock exchange rule). If, in the absence of a protective order, such Seller Restricted Person is, on the advice of counsel, required by judicial or administrative process or applicable Law or stock exchange rule to disclose any Confidential Information to any Governmental Entity, such Seller Restricted Person may disclose such Confidential Information to such Governmental Entity without liability hereunder; provided, however, that such Seller Restricted Person shall use its commercially reasonable efforts to obtain, at the reasonable request and expense of Buyer, a reliable assurance that confidential treatment will be accorded to such Confidential Information. For the avoidance of doubt and notwithstanding anything to the contrary, the preceding sentence shall not apply with respect to any disclosure not made to a Governmental Entity.

(c) Each of Buyer and Seller hereby expressly acknowledges that (i) the covenants contained in Section 8.1(f), Section 8.8 and Section 8.9(a) – (b) (collectively, the “Restrictive Covenants”) are integral to the purchase and sale of the Company and that without the protection of such covenants, Buyer and Seller would not have entered into this Agreement, (ii) sufficient consideration has been given by each Party to the other as it relates hereto and each of Buyer and Seller will receive significant benefits in connection with the Transactions and (iii) the Restrictive Covenants are reasonable and are necessary for the protection and preservation of the Company’s goodwill. Each of Buyer and Seller hereby further expressly acknowledges that the other Party will not have an adequate remedy at Law for any breach or threatened or attempted breach of the Restrictive Covenants, and that the non-breaching Party shall be entitled to obtain, in addition to all other remedies permitted under this Agreement, specific performance of the Restrictive Covenants, as applicable, and that such Party agrees to waive any requirements for the securing or posting of any bond or other security in connection with such remedy. Further, if at any time the final judgment of a court of competent jurisdiction holds that the Restrictive Covenants are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that this Agreement shall be enforceable as so modified to cover such maximum duration, scope or area.

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ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement or any other Transaction Document without the prior written consent of the other Party; provided, however, that either Party (or any Affiliate of either Party) may make any public disclosure that it is advised by outside counsel is required by Law or stock exchange rule (in which case the disclosing Party (or the Party whose Affiliate intends to make such disclosure) shall, to the extent practicable and unless prohibited by applicable Law or stock exchange rule, give the other Party reasonable prior written notice and an opportunity to review and comment upon such press release or public disclosure prior to its publication); provided, further, that nothing in this Section 9.1 shall prevent (i) Buyer or any of its Affiliates from disclosing, on a confidential basis, summary information concerning the material terms hereof in connection with the ordinary course reporting, disclosure and fund raising activities to any of their respective investors, potential investors, lenders or other financing sources in each case that are bound by confidentiality obligations with respect to such information, (ii) the Debt Financing Sources and Buyer’s and Seller’s respective professional advisors from publishing “tombstones” or other customary announcements which do not contain details that are not otherwise publicly available or (iii) any disclosure required to enforce the terms of this Agreement.

9.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of ARTICLE VII and Section 8.2 are intended for the benefit of the persons specified therein, and the provisions of Section 9.4(b) are intended for the benefit of the Non-Recourse Persons (as defined in Section 9.4(b)), and their respective legal representatives, successors and assigns; provided, further, that any financing source (including any agent or arranger under the Credit Agreement) that has (i) entered into the Credit Agreement or (ii) otherwise entered into agreements in connection with the Credit Agreement or any joinder agreements or assignment agreements entered into pursuant thereto or relating thereto in connection with the Transactions, including each such person’s successors and assigns, Affiliates, officers, directors, employees, agents and representatives (collectively, the “Debt Financing Sources”) shall be intended third-party beneficiaries of this proviso to this Section 9.2 and Sections 9.4(b), 9.5, 9.9, 9.10, 9.14 and 9.16 with respect to the rights of the Debt Financing Sources therein, and shall be entitled to enforce such provisions directly.

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9.3 Affiliates. Each Party shall cause its controlled Affiliates to perform and comply with all of the covenants and agreements specified in this Agreement to be performed or complied with by its controlled Affiliates. Prior to the Closing, the Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Seller and not of Buyer. Following the Closing, the Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Buyer and not of Seller or any Affiliate of Seller.

9.4 Entire Agreement.

(a) This Agreement (including the Exhibits, Schedules and Disclosure Schedule and the other Transaction Documents (as defined below in this Section 9.4(a))) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement; provided that, subject to the last sentence of Section 8.1(f), the Confidentiality Agreement shall remain in effect in accordance with its terms. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the acquisition of the Equity Interests exclusively in contract pursuant to the express terms of this Agreement and the other agreements, instruments and documents expressly contemplated hereby (collectively, the “Transaction Documents”), and, except for claims for Fraud, each Party expressly disclaims that it is owed any duty or is entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents. Except for claims for Fraud, the sole and exclusive remedies for any breach of this Agreement or any other Transaction Document (including any representation or warranty set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or any other Transaction Document) or any claim or cause of action otherwise arising out of or related to the acquisition of the Equity Interests shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement and the other Transaction Documents); and no person shall have any remedies or causes of action (whether in contract, tort, equity or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties with respect to the acquisition of the Equity Interests not set forth in this Agreement or another Transaction Document. The Exhibits (other than the Transition Services Agreement), Schedules and Disclosure Schedule are incorporated herein by reference and made a part hereof.

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(b) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, the Transaction Documents, the negotiation, execution or performance of this Agreement or the Transaction Documents, or the Transactions may only be brought against, the Parties or the parties to the Transaction Documents, as applicable (the “Contracting Parties”), in each case subject to the limitations contained herein or therein. No person who is not a Contracting Party, including any past, present or future director, manager, officer, employee, incorporator, equityholder, agent, attorney, advisor or Representative of any Contracting Party (or of any Affiliate of any Contracting Party), any financing source, or any Representative, successor, heir or permitted assign of any of the foregoing (excluding the Contracting Parties, each a “Non-Recourse Person” and, collectively, the “Non-Recourse Persons”) shall have any liability (whether in contract, tort, equity, attempted piercing of the corporate veil or otherwise) for any representation, warranty, covenant, agreement or other obligation or liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement, any Transaction Document, the negotiation, execution or performance of this Agreement or any Transaction Document or any Transaction. For the avoidance of doubt and notwithstanding anything to the contrary, nothing in this Section 9.4(b) shall limit any liability, obligation, right, remedy or recourse against a Contracting Party, subject to the limitations of this Agreement or the Transaction Documents, as applicable. Notwithstanding the foregoing, nothing in this Section 9.4(b) shall limit any claim under the R&W Policy.

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) either Party may, in its sole discretion, assign and delegate any of its rights, interests and obligations under this Agreement, in whole or in part, to any of its controlled Affiliates, (b) following the Closing, Buyer may assign this Agreement in whole or in part in connection with any disposition or transfer of all or any portion of Buyer, the Company or the Business in any form of transaction without the consent of Seller and (c) Buyer may transfer or assign its rights under this Agreement, in whole or from time to time in part, without the consent of Seller, to any Debt Financing Sources as collateral for security purposes in connection with the Credit Agreement, but no assignment, delegation or transfer referred to in any of the foregoing clauses (a), (b) or (c) will relieve the Party making such assignment, delegation or transfer of any liability or obligation hereunder.

9.6 Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by facsimile, electronic signature or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by an electronic scan delivered by electronic mail.

9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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9.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (provided no “bounceback” or similar notice of non-delivery is received) (i) if such transmission is completed before 5:00 pm local time of the recipient Party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Buyer: Coding Solutions Acquisition, Inc. c/o CorroHealth, Inc. 6509 Windcrest Drive, Suite 165 Plano, TX 75024 Attention: [***] and [***] Email: [***];[***]	Copy to: Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 Attention: [***] and [***] Email: [***]; [***]
If to Seller: Navient Corporation 13865 Sunrise Valley Drive Herndon, VA 20171 Attention: [***] Email: [***]	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 2100 Pennsylvania Avenue NW Washington, DC 20037 Attention: [***] Email: [***]

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

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9.9 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware (including its statutes of limitations) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Notwithstanding the foregoing, any action (whether at law, in contract or in tort) or proceeding involving any Debt Financing Source that may be based upon, arise out of or relate to the Credit Agreement or the negotiation, execution or performance of any document in connection therewith (other than any determinations thereunder as to (a) the accuracy of any representations and warranties made by or on behalf of Seller in this Agreement and whether as a result of any such inaccuracy Buyer has the right to terminate its obligations under this Agreement, (b) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement and (c) the interpretation of the definition of “Material Adverse Effect” and whether a Material Adverse Effect has occurred; each of (a) through (c) shall be governed by the internal laws of the State of Delaware) shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.

9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything in this Agreement to the contrary, this sentence of Section 9.10 and Sections 9.2, 9.4(b), 9.5, 9.9, 9.14, and 9.16 may not be amended, modified, waived or terminated in a manner that materially and adversely affects the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Credit Agreement.

9.11 Severability. Without limiting Section 8.9(c), any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

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9.13 Survival; Remedies.

(a) The representations, warranties, covenants and other agreements in this Agreement and the respective certificates delivered pursuant to Section 5.1(c) and Section 5.2(c) shall terminate at the Closing, except that any covenant or agreement of a Party which by its terms is required to be performed after the Closing shall survive the Closing until fully performed in accordance with its terms. From and after the Closing, neither Party shall have any remedy (whether under this Agreement or otherwise) against the other Party (or any of its Affiliates) with respect to any breach of any representation, warranty, covenant or other agreement set forth in this Agreement or either of the respective certificates delivered pursuant to Section 5.1(c) or Section 5.2(c), except with respect to any such covenant or other agreement that expressly survives the Closing pursuant to the foregoing sentence; provided that, nothing in this Section 9.13(a) shall limit claims under the R&W Policy or any Party’s rights and remedies with respect to Fraud.

(b) Subject to Section 9.4(b) and Section 9.13(a), any and all remedies expressly conferred herein upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(c)

(i) Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise are breached, as money damages or other legal remedies, even if available, would not be an adequate remedy for any such damages, including if a Party fails to take any action required of it hereunder to consummate the Transactions. Accordingly, in the event of any breach or threatened breach by either Party of any of their respective covenants or agreements set forth in this Agreement, subject to Section 9.13(c)(ii), the other Party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof without proof of damages or otherwise to prevent breaches or threatened breaches of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in each case without posting a bond or other security and in addition to any other remedy to which it is entitled. Each Party agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. For the avoidance of doubt, only Seller (and not any Representative of Seller) shall have the right to seek specific performance of this Agreement.

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(ii) Notwithstanding anything to the contrary in this Agreement, it is expressly agreed that Seller will be entitled to specific performance of Buyer’s obligation to consummate the Closing if and only in the event that (A) all conditions set forth in Section 5.1 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied on the date the Closing is required to occur), (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3(a) or, if later, within three (3) Business Days after the date on which Seller delivered its written confirmation pursuant to the following clause (C), and (C) Seller has irrevocably confirmed in a written notice delivered to Buyer that it is ready, willing and able to consummate the Closing. Seller’s right to specific performance hereunder shall include a right to cause Buyer to enforce the obligations of the other parties under the Credit Agreement in order to cause the funding of the DDTL Loans to be timely completed in accordance with the terms of the Credit Agreement, subject to the satisfaction of the DDTL Conditions and the conditions set forth in Section 5.1.

(d) Buyer acknowledges and agrees that (i) receipt of any representation and warranty insurance policy in connection with the Transactions (a “R&W Policy”) is not a condition to consummation of the Transactions and that Buyer’s failure or inability to obtain a R&W Policy shall not affect Buyer’s obligation to consummate the Transactions, (ii) Buyer shall cause any R&W Policy to at all times expressly provide that (A) except in the event of Fraud, the insurer(s) of such R&W Policy may not seek to enforce, or enforce, any subrogation rights it (or any of them) might have against Seller, any of its Affiliates, or any of its or their respective officers, directors, managers, equityholders or employees (and that such persons shall be third party beneficiaries entitled to enforce such provisions and that no such provision may be amended or modified without the prior written consent of Seller), and (B) Buyer is not obligated to bring any claim against Seller or any of its Affiliates prior to bringing a claim against such R&W Policy, and (iii) Buyer shall bear all costs, fees, expenses, premiums and Taxes relating to the procurement, binding and maintenance of any R&W Policy.

9.14 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (in each case together with any appropriate appellate court therefrom), in any Action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such Action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court; provided that any final judgment in any Action or proceeding may be enforced in other jurisdictions. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8. Nothing in this Section 9.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by law. Each Party agrees that it will not bring or support any Action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source under the Credit Agreement in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Credit Agreement or the performance of any obligations under the Credit Agreement, in any forum other than any state or federal court sitting in the Borough of Manhattan, New York, New York.

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9.15 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” or “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a person are also to such person’s permitted successors and assigns; (i) unless stated otherwise herein, references to an “ARTICLE,” “Section,” “Exhibit” or “Schedule” refer to an ARTICLE or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a federal, state, local or foreign statute or Law refer to such Law as amended or otherwise supplemented or modified from time to time and include any rules and regulations issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; (m) references to “person” shall be construed broadly and include any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity; and (n) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. When reference is made in this Agreement to information that has been “made available,” “provided” or similar words or phrases to Buyer, that shall include information that was contained in Seller’s “Project Titan” electronic data room maintained by Intralinks (the “Data Room”) to the extent in unredacted form and accessible by Buyer’s Representatives no later than 5:00 p.m. Eastern time on the Business Day prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery, or on which a period expires, pursuant to the terms hereof is not a Business Day, then such Party shall be required to make such payment or delivery, or such period shall expire, on the next succeeding Business Day. Each day shall be deemed to end at 11:59 p.m., Eastern Time, on the applicable day. Time shall be of the essence in this Agreement.

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9.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING IN RESPECT OF THE CREDIT AGREEMENT OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST THE DEBT FINANCING SOURCES) OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.17 Incorporation of Exhibits and Schedules. The Exhibits (other than the Transition Services Agreement), Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

9.18 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a) Effective as of the Closing, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause each of its controlled Affiliates (including the Company) to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of Seller, any of its Affiliates or any director, manager, officer or employee of Seller or any of its Affiliates (any such person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby (including any Action, litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP (the “Current Representation”).

(b) Effective as of the Closing, Buyer hereby agrees not to control or assert, and Buyer agrees to cause the Company not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between Wilmer Cutler Pickering Hale and Dorr LLP and any Designated Person or the Company (or any director, manager, officer or employee of the Company (but only to the extent such communication occurred prior to the Closing)) to the extent relating to the Current Representation (“Covered Communication”), it being the intention of the Parties that all rights of any person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to Seller or retained by such Designated Person (as applicable), and vested solely in, Seller or such Designated Person (as applicable). No access following the Closing by Buyer or any of its Affiliates (including the Company) to any Covered Communication shall waive or otherwise alter the rights of Seller or any Designated Person with respect to any Covered Communication. Neither Buyer nor the Company shall, and each shall cause its Affiliates not to, use any Covered Communication or the contents of any Covered Communication in any dispute with Seller or any of its Affiliates in any matter involving this Agreement or any Transaction Document or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof), except to the extent a court of competent jurisdiction has issued an order in any such dispute requiring that such Covered Communications be provided to Buyer, the Company or any of their respective Affiliates, or access to such Covered Communication has otherwise been granted to Buyer, the Company or any of their respective Affiliates pursuant to applicable civil process or discovery rules.

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9.19 Additional Definitions. For purposes of this Agreement:

(a) “Business” means the revenue cycle management business of the Company and any other business conducted by the Company at any time during the twelve (12) month period preceding the Closing Date.

(b) “Confidential Information” means any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, to the extent relating to the Company or the Business and in the possession, custody or control of any Seller Restricted Person prior to the Closing, including, in each case to the extent relating to the Company or the Business and in the possession, custody or control of any Seller Restricted Person prior to the Closing, business information, technology, technical documentation, product or service specifications or strategies, business and marketing plans and proposals, research and development, designs, computer programs, pricing and cost information, financial information, advertising statistics, marketing and business data, and information relating to existing, previous and potential suppliers and customers; provided that “Confidential Information” does not include any of the foregoing that (i) is or becomes publicly available other than as a result of a disclosure by a Seller Restricted Person in violation of Section 8.9(b), (ii) is acquired after the Closing by any Seller Restricted Person from a source not known by such Seller Restricted Person at the time of such acquisition to be subject to any confidentiality obligation to the Company or any of its Affiliates with respect thereto, or (iii) is independently developed or discovered after the Closing Date by any Seller Restricted Person without reference to or use of any Confidential Information.

(c) “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, sublease, license, sublicense, undertaking or commitment (in each instance, whether written or oral) and any amendments, modifications or supplements thereto.

(d) “Equity Securities” means, with respect to any person, (i) any capital stock, membership interests, or other share capital, equity or ownership interest or voting security issued by such person, (ii) any securities (including any bonds, debentures, notes, debt securities or other indebtedness) issued by such person directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security of such person, (iii) any rights, warrants, options (contingent or otherwise), interests, participation or similar rights, directly or indirectly, to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security of such person, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for, or the value of which is measured by reference to, any capital stock, membership or partnership interests, other share capital, equity or ownership interest or voting security of such person, or (iv) any equity appreciation rights, phantom equity rights, equity-based compensation or other rights issued by such person the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii).

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(e) “Fraud” means, with respect to a Party, knowing and intentional common law fraud (which includes the element of scienter) under the Laws of the State of Delaware (and not a constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, statutory fraud, negligent misrepresentation or omission, or any form of fraud or tort premised on recklessness or negligence or constructive or imputed knowledge) committed in the making of a representation or warranty contained in this Agreement or in any other Transaction Document; provided, that, without limiting the other elements required for Fraud to be deemed to exist, Fraud may only be deemed to exist if (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (b) such Party had actual knowledge (and not imputed or constructive knowledge) as of the date of this Agreement or, in the case of a representation or warranty in any other Transaction Document, as of the date of such other Transaction Document), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate as of the date of this Agreement (or, in the case of a representation or warranty in any other Transaction Document, as of the date of such other Transaction Document), (c) such Party had the specific intent to deceive the other Party and induce such other Party to enter into this Agreement (or such other Transaction Document, as the case may be), and (d) such other Party reasonably relied on such materially false or materially inaccurate representation or warranty in entering into this Agreement (or such other Transaction Document, as the case may be).

(f) “Law” means any applicable foreign, national, supranational, federal, state or local law, statute, code, ordinance, rule, regulation, Order, constitution, treaty, common law, other requirement or rule of law or reporting or licensing requirement, including any interpretation or guidance thereof, issued by any Governmental Entity.

(g) “Order” means any order, injunction, judgment, decree, ruling, award, stipulation, settlement, verdict or writ issued, made, rendered or entered by or with any Governmental Entity, whether temporary, preliminary or permanent.

(h) “Organizational Documents” means, with respect to a person, such person’s articles or certificate of incorporation, organization or formation (or their equivalent), together with such person’s bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement or any organizational or other constituent document, as applicable, each as it may be restated or amended from time to time.

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(i) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

(j) “Representative” of any party hereto means such party’s Affiliates and its and their respective officers, directors, managers, employees, consultants, agents, legal advisors, accountants, investment bankers, financing sources and other advisors or representatives.

(k) “Tax” or “Taxes” means all taxes, duties, imposts and similar charges, including income, gross receipts, ad valorem, minimum, value-added, excise, real property, personal property, sales, use, transfer, service, withholding, employment and franchise taxes imposed by the United States of America or any state, local or non-United States government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, penalties, assessments or additions to tax imposed with respect thereto.

(l) “Tax Returns” means all reports, returns, declarations, elections, statements, forms or other information filed or required to be filed with a taxing authority in connection with Taxes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NAVIENT CORPORATION

By:	/s/ John Kane
Print Name:	John Kane
Print Title:	Executive Vice President & Group President, Business Processing Solutions

CODING SOLUTIONS ACQUISITION, INC.

By:	/s/ Patrick Leonard
Print Name:	Patrick Leonard
Print Title:	President

[Signature Page to Sale and Purchase Agreement]